UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.   )

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Brinker International, Inc.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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6820 LBJ Freeway

Dallas, Texas 75240

(972) 980-9917

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held October 29, 2015

September 14, 2015

Dear Shareholder:

We invite you to attend the annual meeting of shareholders of Brinker International, Inc. to be held at 9:00 a.m. (CDT), on Thursday, October 29, 2015, at the Brinker International, Inc. principal executive office campus, in the building located at 6700 LBJ Freeway, Dallas, Texas 75240. At the meeting, we will: (1) elect ten (10) directors for one-year terms; (2) vote on the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal 2016 year; (3) cast an advisory vote on executive compensation; (4) vote to re-approve the profit sharing plan; and (5) conduct any other business properly brought before the meeting.

Your Board of Directors has chosen September 2, 2015 as the date used to determine the shareholders who will be able to attend and vote at the annual meeting. If you owned shares in Brinker, at the end of business on that day, you are invited to attend the annual meeting. Seating at the meeting will be limited to Brinker’s shareholders, proxy holders and invited guests of Brinker. If you own your shares in your own name, please bring photo identification to the meeting. If you hold your shares through a bank, broker or other third party, please bring photo identification and a current statement from that party showing your ownership. Please note that cameras, recording equipment and other electronic devices will not be permitted at the meeting.

Your vote is important. Whether or not you plan to be present at the meeting, please take time to vote. If you decide not to attend the annual meeting, you may vote on these proposals by proxy. To do so, please cast your vote, as instructed in the Notice of Internet Availability of Proxy Materials you received, over the Internet or by telephone after your review of the proxy materials at www.proxyvote.com (by using your 12-digit control number on the Notice of Internet Availability of Proxy Materials to access the website) or, upon your request, after receipt of hard copies of proxy materials. We ask that you cast your vote as promptly as possible. You may also request a paper copy of the proxy card to submit your vote, if you prefer. We do encourage you to vote by Internet. It is convenient and saves postage and processing costs. If you have voted by the Internet, by mail or by telephone and later decide to attend the annual meeting, you may come to the meeting and vote in person.

We look forward to seeing you at the meeting.

Very truly yours,

Wyman T. Roberts

Chief Executive Officer and President

and President of Chili’s Grill & Bar

BRINKER INTERNATIONAL, INC.

BRINKER INTERNATIONAL, INC.

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

Why did you send this Proxy Statement to me?

The Board of Directors of Brinker International, Inc. (sometimes referred to here as “Brinker,” “we,” “us,” “our,” or the “Company”) is soliciting the enclosed proxy to be used at the annual meeting of shareholders on October 29, 2015 at 9:00 a.m. (CDT), and at any adjournment or postponement of that meeting. The meeting will be held at our principal executive office campus, in the building located at 6700 LBJ Freeway, Dallas, Texas 75240. The purpose of the meeting is to:

•	elect ten (10) directors (Page 6);

•	vote on the ratification of the selection of KPMG LLP as our independent registered public accounting firm for the 2016 Fiscal Year (Page 11);

•	cast an advisory vote on executive compensation (Page 12);

•	vote to re-approve profit sharing plan (Page 13); and

•	conduct any other business properly brought before the meeting or any adjournment or postponement thereof.

We posted this Proxy Statement and the accompanying proxy on or about September 14, 2015, to our website at www.proxyvote.com, and mailed notice on or about September 14, 2015 to all shareholders entitled to vote at the annual meeting.

Why am I being asked to review materials on-line?

Under rules adopted by the U.S. Securities and Exchange Commission (“SEC”), we are furnishing proxy materials to our shareholders on the Internet, rather than mailing printed copies of those materials to each shareholder. If you receive a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review the proxy materials on the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. We anticipate that the Notice of Internet Availability of Proxy Materials will be mailed to shareholders on or about September 14, 2015.

How many votes do I have?

If we had your name on record as owning stock in Brinker International, Inc. at the close of business on September 2, 2015, then you are entitled to vote at the annual meeting. You are entitled to one vote for each share of Brinker’s common stock you own as of that date. At the close of business on August 10, 2015, 60,105,325 shares of the Company’s common stock were outstanding and eligible to vote.

How do I vote by proxy?

Whether you plan to attend the annual meeting or not, we encourage you to follow the instructions on the Notice of Internet Availability of Proxy Materials. You may vote:

•	via Internet at www.proxyvote.com by using your 12-digit control number to access the site (you may find this number on your Notice of Internet Availability of Proxy Materials);

•	by phone; and

•	by requesting, completing and mailing a paper proxy card, as outlined in the Notice of Internet Availability of Proxy Materials.

How do I attend the annual meeting in person?

Seating at the annual meeting will be limited to Brinker’s shareholders or their proxyholders and Brinker’s invited guests. If you are a holder of record in your own name, please bring photo identification to the annual meeting. If you hold shares through a bank, broker or other third party, please bring photo identification and a current brokerage statement. Cameras, recording equipment and other electronic devices will not be permitted at the meeting. The annual meeting will begin promptly at 9:00 a.m. (CDT) at our offices, so please plan to arrive accordingly. For directions to the annual meeting, please visit the Investor Information section of our website at http://www.brinker.com.

May I revoke my proxy?

You may change your vote or revoke your proxy any time before the annual meeting by:

•	returning another proxy card with a later date;

•	sending written notification of revocation to the Corporate Secretary at our principal executive offices at 6820 LBJ Freeway, Dallas, Texas 75240;

•	entering a later vote by telephone or over the Internet; or

•	attending the annual meeting and voting in person.

You should be aware that simply attending the annual meeting will not automatically revoke your previously submitted proxy. If you desire to do so, you must notify an authorized Brinker representative at the annual meeting of your desire to revoke your proxy and then you must vote in person.

Who pays for the solicitation of proxies and how are they solicited?

We pay the entire cost of the solicitation of these proxies. This cost includes preparation, assembly, printing, and mailing of this Proxy Statement and any other information we send to you. We may supplement our efforts to solicit your proxy in the following ways:

•	we may contact you using the telephone or electronic communication;

•	our directors, officers, or other regular employees may contact you personally; or

•	we may hire agents for the sole purpose of contacting you regarding the proxy.

If we hire soliciting agents, we will pay them a reasonable fee for their services. We will not pay directors, officers, or other regular employees any additional compensation for their efforts to supplement our proxy solicitation.

Can I vote if my shares are held in “street name”?

If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your bank or brokerage firm provides you. If you do not give instructions to your bank or brokerage firm, it will still be able to vote your shares with respect to certain “routine” items, but will not be allowed to vote your shares with respect to certain “non-routine” items. In the case of non-routine items, the shares will be treated as “broker non-votes,” which are not counted as cast and have no effect on the outcome of the vote. Election of directors is not considered a routine matter. We urge you to give your bank or brokerage firm instructions on all proposals in this proxy statement. To be able to vote your shares held in street name at the meeting, you will need to obtain a proxy from your bank or brokerage firm.

How do I vote if my shares are held in the Company’s 401(k) Plan?

If all or some of the shares you own are held through the Company’s 401(k) Plan, you may vote via Internet or by phone by 11:59 p.m., EDT, on October 26, 2015 or the Company’s agent must receive your paper proxy card on or before October 26, 2015.

What is “householding”?

If you and others in your household own your shares in street name, you may receive only one copy of this proxy statement and the annual report. This practice is known as “householding.” If you hold your shares in street name and would like additional copies of these materials, please contact your bank or broker. If you receive multiple copies and would prefer to receive only one set of these materials, please also contact your bank or broker. Brinker does not currently use householding for owners of record and will send notice to all owners of record before using householding. By using this method, we give all owners of record the opportunity to continue to receive multiple copies of these materials in the same household.

What constitutes a quorum?

In order for business to be conducted at the meeting, a quorum must be present. A quorum consists of the holders of a majority of the shares of common stock issued, outstanding and entitled to vote at the meeting. Shares of common stock represented in person or by proxy (including broker non-votes and shares that abstain or do not vote with respect to one or more of the matters to be voted upon) will be counted for the purpose of determining whether a quorum exists. If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

What vote is required to approve each proposal?

•	Proposal 1: Elect Ten Directors

The affirmative vote of a majority of shares of common stock present or represented by proxy and voting at the meeting is required to elect each of the ten nominees for director. Abstentions and broker non-votes have no effect on the outcome of the voting for each of the nominees.

•	Proposal 2: Ratify Selection of Independent Registered Public Accounting Firm for the 2016 Fiscal Year

The affirmative vote of a majority of the shares of common stock present or represented by proxy and voting at the meeting is required to approve this proposal. Abstentions are counted as votes cast and have the same effect as votes against the proposal. Broker non-votes have no effect on the outcome of the voting on this proposal.

•	Proposal 3: Advisory Vote on Executive Compensation

The approval, in an advisory, non-binding vote, of the compensation of the named executive officers of the Company by a majority of the shares of common stock present or represented by proxy and voting at the meeting is sought. Abstentions are counted as votes cast and have the same effect as votes against the proposal. Broker non-votes have no effect on the outcome of the voting on this advisory, non-binding approval.

•	Proposal 4: Re-Approve the Company’s Profit Sharing Plan

The affirmative vote of a majority of the shares of common stock present or represented by proxy and voting at the meeting is required to approve this proposal. Abstentions are counted as votes cast and have the same effect as votes against the proposal. Broker non-votes have no effect on the outcome of the voting on this proposal.

How will my proxy get voted?

If you vote over the Internet or by telephone, or properly fill in and return a paper proxy card (if requested), the designated Proxies (Wyman T. Roberts and Bryan D. McCrory) will vote your shares as you have directed. If you submit a paper proxy card, but do not make specific choices, the designated Proxies will vote your shares as recommended by the Board of Directors as follows:

•	“FOR” election of all ten nominees for director;

•	“FOR” ratification of KPMG LLP as our independent registered public accounting firm for the 2016 Fiscal Year;

•	“FOR” approval in an advisory, non-binding vote of the compensation of our named executive officers; and

•	“FOR” re-approval of the Company’s Profit Sharing Plan.

How will voting on “any other business” be conducted?

Although we do not know of any business to be considered at the annual meeting other than the proposals described in this Proxy Statement, if any additional business is properly brought before the annual meeting, your signed or electronically transmitted proxy card gives authority to the designated Proxies to vote on such matters in their discretion.

Who will count the votes?

We have hired a third party, Broadridge Financial Solutions, to judge voting, be responsible for determining whether or not a quorum is present and tabulate votes cast by proxy or in person at the Annual Meeting.

Where can I find voting results of the meeting?

We will announce general voting results at the meeting and publish final detailed voting results in a Form 8-K filed within four (4) business days following the meeting.

May shareholders ask questions at the annual meeting?

Yes, our representatives will answer your questions after the conclusion of the formal business of the meeting. In order to give a greater number of shareholders an opportunity to ask questions, we may impose certain procedural requirements, such as limiting repetitive or follow-up questions, limiting the amount of time for a question, or requiring questions to be submitted in writing.

How do I submit a proposal for next year’s annual meeting?

If you have a proposal, other than a nomination for the Board of Directors, that you would like us to consider at the 2016 annual meeting of shareholders, you must submit your proposal to the Secretary of the Company no later than May 17, 2016 and must comply with the notice, information and other provisions contained in the Company’s bylaws. If you would like your proposal to be included in our Proxy Statement and proxy relating to that meeting, it must also comply with the SEC rules, and you must submit it to us no later than May 17, 2016. Proposals should be sent to our executive offices at 6820 LBJ Freeway, Dallas, Texas 75240 in care of the Corporate Secretary.

How do I submit a nomination for the Board of Directors?

Any shareholder of the Company may recommend one or more individuals to be considered by the Governance and Nominating Committee of the Company’s Board of Directors as a potential nominee or nominees for election as a director of the Company. If you wish to recommend one or more individuals for a position or positions on the Board of Directors, our bylaws require that you submit your recommendation, along with certain information about the candidate(s) to the Secretary of the Company. If you need a copy of the bylaws, you may obtain them free of charge from the Corporate Secretary or you may find them in the Company’s public filings with the SEC. If you want to submit a recommendation for the Company’s 2016 annual meeting of the shareholders, your submittal must be delivered to our principal executive offices at 6820 LBJ Freeway, Dallas, Texas 75240 to the attention of the Corporate Secretary on or before May 17, 2016.

How can I communicate with the Board of Directors?

If you or any interested party wishes to communicate with the Board of Directors, as a group, or with an individual director, such communication may be directed to the appropriate group or individual in care of the General Counsel, Brinker International, Inc., 6820 LBJ Freeway, Dallas, Texas 75240. Your Board of Directors has instructed the General Counsel to review and forward such communications to the appropriate person or persons for response.

How can I access Brinker’s proxy materials and annual report electronically?

You can access the Company’s proxy statement, 2015 Annual Report on Form 10-K and FY 2015 Annual Report at www.brinker.com. You may simply click on the “For Investors” tab on the home page, and then the “Financial Information” link in the left column; the SEC filings section of our website will be available for your usage. We will also provide you free copies of these documents by sending a written request to the Company’s Corporate Secretary at 6820 LBJ Freeway, Dallas, Texas 75240. If you received a Notice of Internet Availability of Proxy Materials, you may also access this information at the website described in the Notice. We also file and furnish our annual, quarterly and current reports and other information, including proxy statements, with the SEC. Our SEC filings are available to the public in the SEC’s website at www.sec.gov. The FY 2015 Annual Report and the Form 10-K accompany this proxy statement, but are not considered part of the proxy soliciting materials.

How long may I rely upon the information in this proxy statement? May I rely upon other materials as well regarding the annual meeting?

You should rely upon the information contained in this Proxy Statement to vote on the proposals at the annual meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated September 14, 2015. You should not assume that the information contained in this proxy statement is accurate as of any date other than such date, unless indicated otherwise in this proxy statement, and the mailing of the proxy statement to you shall not create any implication to the contrary. We would encourage you to check our website or the SEC’s website for any required updates that we may make between the date of this proxy statement and date of the annual meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

Your proxy will be used to vote FOR the election of all of the nominees named below unless you abstain from or vote against the nominees when you send in your proxy. If any nominee becomes unavailable for election as a result of an unexpected occurrence, we would use your shares to vote for a substitute nominee that the Board of Directors would propose unless you have abstained from or voted against the nominees. Each person nominated for election has agreed to serve if elected, and we have no reason to believe that any nominee will be unavailable to serve. All nominees are currently serving as directors of the Company and all were elected by the shareholders at the 2014 annual meeting of shareholders (except for Ms. Boltz and Mr. Prado who were appointed to the Board in 2015).

Information About Nominees

We are furnishing you below certain biographical information about each of the ten persons nominated as directors. Also included is a description of the experience, qualification, attributes and skills of each nominee:

Elaine M. Boltz

Ms. Boltz is the Senior Vice President, E-Commerce, for The TJX Companies, Inc. since March 2011. Before joining TJX, Ms. Boltz was Senior Vice President of Strategy, E-commerce and Marketing for Chico’s FAS, Inc., and a member of the company’s Executive Committee, from January 2008 to December 2009. Prior to this role, she served as Executive Vice President, Chief Strategy and Marketing Officer for Ann Inc. From 1996 to 2004, she was with the Boston Consulting Group, where she was a Principal within the retail consulting practice. Ms. Boltz currently serves as a Board Member for Shop.org, and on the Board and Executive Committee of the Massachusetts Innovation & Technology Exchange.

Director since 2015	Specific Qualifications, Attributes, Skills and Experience:
Age: 46

Ms. Boltz brings an extensive career as an executive leader working in multi-site retail and consumer service environments. She has significant experience in e-commerce and digital business in the retail industry.

Board Committees: None
Other Public Company Boards: None

Joseph M. DePinto

Mr. DePinto is Chairman of the Board of Directors of the Company, serving in this position since November 2013, and is President and Chief Executive Officer of 7-Eleven, Inc., serving in this position since December 2005. Previously, Mr. DePinto served as President of GameStop Corporation from March 2005 to December 2005. Prior to GameStop, he was employed by 7-Eleven, Inc. from 2002 to 2005 in various roles, most recently Vice President, Operations from 2003 to 2005. Mr. DePinto currently serves on the Board of Directors of 7-Eleven, Inc. and 7 & i Holdings Co., and previously served on the Boards of OfficeMax, Inc. and Jo-Ann Stores, Inc. He also serves on the Boards of the Business Executives for National Security, the Retail Industry Leaders Association, the UT Southwestern Medical Foundation, and the SMU Cox School of Business.

Director since 2010	Specific Qualifications, Attributes, Skills and Experience:
Age: 52

Mr. DePinto brings his skills and knowledge as chief executive of a large multi-unit retail company operating in domestic and international markets, as well as his experience serving on the boards of other large or public companies. He provides a significant, broad based understanding of leading a large and/or public company, as well as his specific understanding of all aspects of retailing, including operations, marketing, finance and strategic planning.

Board Committees: None
Other Public Company Boards: 7-Eleven, Inc. and 7 & i Holdings Co.

Harriet Edelman

Ms. Edelman is Vice-Chairman of Emigrant Bank since November 2010. Previously, Ms. Edelman served as Advisor to the Chairman of Emigrant Bank from June 2008 through October 2010. Prior to Emigrant Bank, Ms. Edelman served as a member of the Executive Committee of Avon Products, Inc., as Senior Vice President and Chief Information Officer of Avon Products, Inc. from January 2000 through March 2008, as Senior Vice President, Global Supply Chain from May 1996 to January 2000, and also served in executive roles in Sales and Marketing. Ms. Edelman serves on the Board of Directors of UCB Pharma, and also previously served on the Boards of Ariba, Inc. and The Hershey Company. She also serves on the Board of Trustees of Bucknell University and is a Trustee of the New York Blood Center.

Director since 2008	Specific Qualifications, Attributes, Skills and Experience:
Age: 59

Ms. Edelman brings fifteen years of experience serving on large public company boards; working as a senior officer in a worldwide retail company in areas of marketing, sales, information technology, e-commerce, supply chain management and global business; and, leading a financial services enterprise.

Board Committees: Audit and Governance & Nominating
Other Public Company Boards: UCB Pharma

Michael A. George

Mr. George is the President and Chief Executive Officer for QVC, Inc. since November 2005. Previously, Mr. George served in various executive roles at Dell, Inc., such as Chief Marketing Officer and Vice President and General Manager of U.S. Consumer Business from March 2001 to November 2005. Mr. George also held various roles at McKinsey & Co., Inc. from August 1985 to March 2001. Mr. George currently sits on the Board of Directors for Liberty Interactive Corporation, the Kimmel Center, Alex’s Lemonade Stand Foundation and the Pennsylvania Business Council, and is also Chair of the Corporate Advisory Council for the National Constitution Center.

Director since 2013	Specific Qualifications, Attributes, Skills and Experience:
Age: 54

Mr. George offers his skills and knowledge as chief marketing officer of a large consumer products company and chief executive of a large digital retail sales company in consumer products. He provides an extensive background into brand strategy, marketing and retail with unique insights into brand engagement with consumers.

Board Committees: Audit and Compensation
Other Public Company Boards: Liberty Interactive Corporation

William T. Giles

Mr. Giles is the Chief Financial Officer and Executive Vice President, Finance, Information Technology and ALLDATA for AutoZone since October 2012. Prior to that, he served as Chief Financial Officer and Executive Vice President, Finance, Information Technology and Store Development from January 2007 to October 2012, Chief Financial Officer and Treasurer from June 2006 to December 2006, and Executive Vice President and Chief Financial Officer since May 2006. Mr. Giles was previously employed with Linens Holding Co. (formerly Linens N Things) for 15 years, where he served as Chief Financial Officer from October 1997 to April 2006, Executive Vice President from May 2003 to April 2006 and served as its Principal Accounting Officer until April 2006. Mr. Giles is a member of the American Institute of Certified Public Accountants and the New York State Society of CPAs. Mr. Giles currently sits on the Board of Directors for Youth Villages, The AutoZone Liberty Bowl and Lausanne Collegiate School.

Director since 2013	Specific Qualifications, Attributes, Skills and Experience:
Age: 56

Mr. Giles brings more than 30 years of financial proficiency and business leadership in the retail products industry and skills as chief financial officer of a publicly-traded company. He provides unique insights into the strategic, governance and financial issues facing public companies in the retail industry.

Board Committees: Audit and Compensation
Other Public Company Boards: None

Gerardo I. Lopez

Mr. Lopez is the President and Chief Executive Officer of Extended Stay America, Inc. and its paired-share REIT, ESH Hospitality, Inc. since August 2015. Mr. Lopez previously served as President, Chief Executive Officer and Director of AMC Entertainment, Inc. from March 2009 to August 2015, the Executive Vice President of Starbucks Coffee Company and President of Global Consumer Products, Seattle’s Best Coffee and Foodservice divisions from September 2004 to March 2009, and President of Handleman Company from November 2001 to September 2004. Mr. Lopez also held a variety of executive management positions with International Home Foods, Frito Lay, Pepsi-Cola and the Procter & Gamble Company. Mr. Lopez currently sits on the Board of Directors of Extended Stay America, Inc. and also previously serviced on the Boards of AMC Entertainment Holdings, Inc., Digital Cinema Implementation Partners, National Cinemedia, LLC., Open Road Films, Safeco Insurance, TXU, Inc. and Recreational Equipment, Inc.

Director since 2013	Specific Qualifications, Attributes, Skills and Experience:
Age: 56

Mr. Lopez brings his skills, knowledge and business leadership as senior executive at entertainment and consumer products companies. His wealth of knowledge and experience in the entertainment, beverage and consumer packaged goods industries, in both the U.S. and abroad provides valuable insight into consumer needs and marketplace trends currently influencing the retail and restaurant industry.

Board Committees: Audit and Governance & Nominating
Other Public Company Boards: Extended Stay America, Inc.

Jon L. Luther

Mr. Luther retired as the Chairman of the Board of Dunkin’ Brands in May 2013, having transitioned out of the role of Executive Chairman, a position he held from January 2009 to July 2010. Mr. Luther was Chief Executive Officer of Dunkin’ Brands from January 2003 to December 2006, at which time he added the additional role of Chairman. Mr. Luther served as President of Popeyes Chicken & Biscuits from January 1997 to December 2002. Mr. Luther also served as President of CA One Services, a subsidiary of Delaware North Companies, from 1992 to 1997. Mr. Luther currently serves as a Director for Six Flags Entertainment Corporation and Tempur Sealy International, Inc.

Director since 2011	Specific Qualifications, Attributes, Skills and Experience:
Age: 71

Mr. Luther brings many years of experience in the foodservice and fast casual dining industry, serving in various roles including chief executive officer and chairman. He also offers a broad background of finance, franchising, governance, management and executive leadership skills.

Board Committees: Compensation and Governance & Nominating
Other Public Company Boards: Six Flags Entertainment Corporation and Tempur Sealy International, Inc.

George R. Mrkonic

Mr. Mrkonic is the Non Executive Chairman (Director since 1999; Chairman since 2005) of Paperchase Products Limited, London, UK, a retailer of cards, stationary, wrap and gifts in the UK, Europe and the Middle East. Previously he was President of Borders Group, Inc. from December 1994 until January 1997 and Vice Chairman from December 1994 until January 2002. Mr. Mrkonic currently serves as a Director for AutoZone, Inc. and Syntel, Inc., and also previously served on the Boards of Borders Group, Inc., Nashua Corporation, and Pacific SunWear of California, Inc.

Director since 2003	Specific Qualifications, Attributes, Skills and Experience:
Age: 63

Mr. Mrkonic brings his thirty plus years of experience in the retail industry as well as his knowledge and skills as a senior executive and director of large public companies. He provides a broad understanding of the complex strategic, governance and financial issues facing large multinational public companies in the current economic environment.

Board Committees: Audit and Compensation
Other Public Company Boards: AutoZone, Inc. and Syntel, Inc.

Jose Luis Prado

Mr. Prado is a retired President of Quaker Oats North America, a division of PepsiCo, Inc. Mr. Prado served as President of Quaker Oats North America from January 2011 to September 2014, and as President and Chief Executive Officer of Grupo Gamesa-Quaker, PepsiCo International, Monterrey, Mexico, from August 2002 to December 2010. Mr. Prado currently serves as a Director for Northern Trust Corporation, GENYOUth and Chicago Counsel on Global Affairs.

Director since 2015	Specific Qualifications, Attributes, Skills and Experience:
Age: 60	Mr. Prado brings over thirty years of leadership experience in the global food and beverage industry. He also provides management, risk oversight and substantial international experience.
Board Committees: None
Other Public Company Boards: Northern Trust Corporation

Wyman T. Roberts

Mr. Roberts is Chief Executive Officer, President of the Company and President of Chili’s Grill & Bar, having been appointed to this position in January 2013, having previously served as President of Chili’s Grill & Bar since November 2009, as Senior Vice President, Maggiano’s Little Italy President, and Chief Marketing Officer since March 2009, and Senior Vice President and Maggiano’s Little Italy President since August 2005. Mr. Roberts previously served as Executive Vice President and Chief Marketing Officer for NBC’s Universal Parks & Resorts from December 2000 until August 2005. Mr. Roberts was previously employed by Darden Restaurants, Inc. for 16 years where he most recently served as Executive Vice President, Marketing. Mr. Roberts currently sits on the Board of Directors of SP Plus Corporation.

Director since 2013	Specific Qualifications, Attributes, Skills and Experience:
Age: 56

Mr. Roberts brings over thirty years of hands-on experience in the casual dining and entertainment industries serving in various senior leadership roles in both industries. He provides knowledge and understanding of the industry as well as the leadership ability to continue executing on the Company’s strategic vision and drive continued success.

Board Committees: None
Other Public Company Boards: SP Plus Corporation
Restaurant Industry Experience: 31 Years

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES FOR DIRECTOR.

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors selected KPMG LLP as our independent registered public accounting firm for fiscal 2016. Although we are not required to submit this matter to you, the Board of Directors believes that it is good corporate governance to do so. This proposal asks you to ratify this selection. If the appointment of KPMG LLP is not ratified by you, the Audit Committee will reconsider the appointment. Representatives of KPMG LLP are expected to be present at the annual meeting. They will have the opportunity to make a statement if they so desire and they will be available to respond to appropriate questions that you may have.

Audit Fees

The following table sets forth the aggregate fees billed, or estimated to be billed, to us for the fiscal years ended June 24, 2015 and June 25, 2014, by our independent registered public accounting firm, KPMG LLP:

Fiscal Year	Annual Audit Fees(1)	Audit-Related Fees(2)	Tax Fees(3)	All Other Fees(4)
2015	$755,500	$7,500	$438,000	$—
2014	$584,500	$20,000	$210,000	$65,000

(1)	For fiscal 2015, annual audit fees related to professional services rendered for the audit of our annual consolidated financial statements, reviews of our quarterly consolidated financial statements, and the audit of internal control over financial reporting ($750,000) and the issuance of consents for franchise disclosure documents ($5,500).

For fiscal 2014, annual audit fees related to professional services rendered for the audit of our annual consolidated financial statements, reviews of our quarterly consolidated financial statements, and the audit of internal control over financial reporting ($579,000) and the issuance of consents for franchise disclosure documents ($5,500).

(2)	For fiscal 2015, audit-related fees related to the evaluation of technical accounting treatment of certain transactions.

For fiscal 2014, audit-related fees related to the evaluation of technical accounting treatment of certain transactions.

(3)	For fiscal 2015, all tax fees were for review of income tax returns, sales tax returns and consultations regarding federal, state, local and international tax matters.

For fiscal 2014 all tax fees were for review of income tax returns, sales tax returns and consultations regarding federal, state, local and international tax matters.

(4)	For fiscal 2015, there were no other fees.

For fiscal 2014, all other fees related to consulting services on a contract negotiation.

The Audit Committee has established policies and procedures for the approval and pre-approval of audit services and permitted non-audit services. The Audit Committee has the responsibility to do the following:

•	to engage and terminate our independent registered public accounting firm;

•	to pre-approve their audit services and permitted non-audit services;

•	to approve all audit and non-audit fees; and

•	to set guidelines for permitted non-audit services and fees.

All of the fees for fiscal 2015 and 2014 were pre-approved by the Audit Committee or were within pre-approved guidelines for permitted non-audit services and fees established by the Audit Committee. For fiscal year 2015, the Audit Committee set a pre-approved maximum total fee expenditure for unscheduled, on-going audit and tax services with KPMG LLP of $200,000. In addition, if the fee for a particular item exceeded $40,000, Audit Committee approval was required.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2016.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by SEC rules, we are asking you to provide an advisory, non-binding vote to approve the compensation awarded to our named executive officers, as we have described it in the “Executive Compensation” section of this Proxy Statement, beginning on Page 27.

As described in detail in the Compensation Discussion and Analysis section, the Compensation Committee oversees the program and compensation awarded, adopting changes to the program and awarding compensation as appropriate to reflect the Company’s circumstances and to promote the main objectives of the Program. These objectives include: to attract and retain top-level, talented leaders in a highly competitive environment; to reward increased shareholder returns and profitable growth; and to align pay to performance.

We are asking you to indicate your support for our named executive officer compensation. We believe that the information we have provided in this Proxy Statement demonstrates that our compensation program is designed appropriately and works to ensure that the interests of our executive officers, including our named executive officers, are aligned with your interest in long-term value creation.

Accordingly, we ask you to approve the following resolution at the Annual Meeting:

RESOLVED, that the shareholders of Brinker International, Inc. approve the compensation awarded to the Company’s named executive officers, as disclosed pursuant to SEC Rules, the Compensation Discussion and Analysis, the compensation tables, notices and narrative in the Proxy Statement for the Company’s 2015 Annual Meeting of Shareholders.

This Advisory Resolution is non-binding on the Board of Directors. Although non-binding, the Board and Compensation Committee will review the voting results and consider your concerns in their continued evaluation of the Company’s compensation program. Because this vote is advisory in nature, it will not affect any compensation already paid or awarded to any named executive officer; and it will not be binding on or overrule any decisions by the Board of Directors; nor will it restrict or limit the ability of the shareholders to make proposals for inclusion in proxy materials related to executive compensation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION.

PROPOSAL 4

RE-APPROVAL OF PROFIT SHARING PLAN

The Company adopted a Profit Sharing Plan in 1984 and the shareholders of the Company ratified the adoption of the Profit Sharing Plan in 1994 and re-approved the Profit Sharing Plan in 1999, 2005 and 2010. The Profit Sharing Plan is a non-qualified annual cash incentive arrangement in which all corporate team members, including executives, and certain restaurant brand team members, including executives, are eligible to participate. The Profit Sharing Plan is currently designed to reflect the participating team member’s contribution to the Company’s enhancement of total shareholder return by (i) increasing earnings and managing expenditures (the “Total Business Return Component”) and (ii) by individually achieving specified key performance indicators and competencies (the “Individual Performance Component”). The Profit Sharing Plan reinforces a strong team work ethic and increased individual performance by making the basis for payouts to all corporate executives primarily the same as for all other corporate team members in whole, or within an individual department as approved by the Compensation Committee, or by making the basis for payouts to executives of one of the Company’s restaurant brands primarily the same as for all other participating members of such restaurant brand team. Under Section 162(m) of the Internal Revenue Code, a limitation was placed on tax deductions of any publicly-held corporation for individual compensation to certain executives of such corporation exceeding $1,000,000 in any taxable year, unless compensation is “performance-based.” In order that the Company might continue to receive a federal income tax deduction for the payment of certain incentive compensation to its executive officers, the Profit Sharing Plan has been designed in a manner intended to meet the performance-based compensation exception to the limitation on deductions.

The shareholders of the Company previously approved the Profit Sharing Plan in 1994 and re-approved the Profit Sharing Plan in 1999, 2005 and 2010. However, Section 162(m) of the Internal Revenue Code requires that plans such as the Profit Sharing Plan be approved by the shareholders of the Company every five years in order to meet the performance-based compensation exception to the limitation on deductions. At the annual meeting, the shareholders of the Company are being asked to re-approve the Profit Sharing Plan for purposes of ensuring the tax deductibility of any awards under the Profit Sharing Plan.

Summary of the Profit Sharing Plan

Each participating team member is assigned an Individual Participation Percentage (“IPP”) of the base salary for such team member. The two components of the Profit Sharing Plan are the Total Business Return Component and the Individual Performance Component. Payouts under each of the components are primarily based on a formula that multiplies a participating team member’s IPP times the team member’s base wages during the fiscal year times the applicable payout factor measured by (i) with respect to the Total Business Return Component, the difference between the Company’s actual and planned performance, and (ii) with respect to the Individual Performance Component, the individual team member’s performance achievement. Planned performance parameters relating to the Total Business Return Component, and individual key performance indicators relating to the Individual Performance Component are approved by the Compensation Committee prior to, or within 90 days of, the beginning of the fiscal year.

Total Business Return Component. Under the Total Business Return Component, each participating team member’s payout is measured on the difference between the Company’s actual and planned performance against earnings goals. To ensure that the Company and each restaurant brand achieves a minimally acceptable level of performance before any payouts are made to participating team members under the Total Business Return Component, a minimum level of achievement is required, and no payouts are made if performance is below a minimum level. Payouts under the Total Business Return Component of the Profit Sharing Plan may in no event exceed a specified maximum payout.

Individual Performance Component. Under the Individual Performance Component, allocations for payout for each designated group are measured on the differences between the Company’s, restaurant brand’s or individual Company department’s actual and planned performance against identified financial performance goals. To ensure that the Company and each restaurant brand achieves a minimally acceptable level of performance before any allocation and distribution of payouts for each designated group is made under the Individual Performance Component, a minimum level of achievement is required, and no allocation and distribution is made for the applicable designated group if the Company’s, restaurant brand’s, or designated individual Company department’s performance is below a minimum level. Payouts under the Individual Performance Component of the Profit Sharing Plan may in no event exceed a specified maximum payout. Following allocation, each participating team member will be distributed a share of the allocation of the Individual Performance Component for the group of which the team member is a part.

Payments Pursuant to Profit Sharing Plan. Payouts under each component (and within the component) are determined independent of each other. Team members must meet certain eligibility requirements to earn awards under the Profit Sharing Plan, and any eligible team member who has been with the Company for less than twelve months will participate in the Profit Sharing Plan on a prorated basis. The maximum payout that can be made to a team member under the Profit Sharing Plan is $2,500,000 in a fiscal year. Payouts are also subject to cancellation and/or reimbursement for a participating team member who was engaged in fraud or misconduct causing or contributing to a restatement of financial results for periods up to three years prior to the date any such restatement is disclosed.

Plan Administration. The Profit Sharing Plan is administered by the Compensation Committee, and is subject to revision by the Compensation Committee. In that regard, the Compensation Committee may approve awards under the Profit Sharing Plan, modify, administer and interpret the Profit Sharing Plan, establish administrative rules, approve eligible participants, establish levels of achievement (including minimum, maximum and target levels) and corresponding payout factors, establish or modify weighting factors and take any other action necessary for the proper and efficient operation of the Plan, including establishing or utilizing objective performance goals other than the Total Business Return Component and Individual Performance Component described above.

Performance Goals. If awards are intended to satisfy the conditions for deductibility under Section 162(m) of the Internal Revenue Code as “performance-based compensation,” the performance goals will be selected from among the following criteria, which may be applied to the Company as a whole, or to an individual recipient, or to a department, brand, unit, division or function within the Company or an affiliate, or any combination of the preceding groups, and they may apply on a pre- or post-tax basis, either alone or relative to the performance of other businesses or individuals (including industry or general market indices): (a) earnings (either in the aggregate or on a per share basis, reflecting dilution of shares as the Compensation Committee deems appropriate and, if the Compensation Committee so determines, net of or including dividends) before or after interest and taxes (“EBIT”), before or after interest, taxes and rent (“EBITR”), or before or after interest, taxes, depreciation, and amortization (“EBITDA”); (b) gross or net revenue or changes in annual revenues; (c) cash flow(s) (including either operating or net cash flows); (d) financial return ratios; (e) total shareholder return, shareholder return based on growth measures or the attainment by the shares of a specified value for a specified period of time, share price, or share price appreciation; (f) earnings growth or growth in earnings per share; (g) total business return, or return measures, including return or net return on assets, net assets, equity, capital, investment, or gross sales; (h) adjusted pre-tax margin; (i) pre-tax profits; (j) operating margins; (k) operating profits; (l) operating or capital expenses; (m) dividends; (n) net income or net operating income; (o) growth in operating earnings; (p) value of assets; (q) market share or market penetration with respect to specific designated products or product groups and/or specific geographic areas; (r) aggregate product price and other product measures; (s) expense or cost levels, in each case, where applicable, determined either on a company-wide basis or in respect of any one or more specified divisions; (t) reduction of losses, loss ratios or expense ratios; (u) reduction in fixed costs; (v) operating cost management; (w) cost of capital; (x) debt reduction; (y) productivity improvements; (z) inventory turnover; (aa) satisfaction of specified business expansion goals or goals relating to acquisitions or divestitures; (bb) customer satisfaction based on specified objective goals or a Company-sponsored customer survey; (cc) diversity goals; (dd) turnover; (ee) specified objective social goals; (ff) safety record; (gg) retention of high-potential employees; (hh) flow through of cash, sales, earnings, profits or other financial measures; (ii) growth in franchised locations; (jj) culinary product pipeline goals; (kk) brand positioning goals; or (ll) development pipeline goals.

If a team member ceases to be employed by the Company prior to payout, then, in general, the team member is not eligible for any payout unless the team member is eligible for retirement or their employment ceased due to a reduction-in-force. Retirement is defined as age plus years of service equal to 70, with a minimum age of 55, or age 65. In either such event, the team member is entitled to a pro-rated payout paid on the date payout is made to all eligible team members.

During the 2015 fiscal year, 620 team members participated in the Profit Sharing Plan. Payouts under the Profit Sharing Plan for the 2015 fiscal year are summarized as follows (the specifics of the 2015 payouts for the named executive officers can be found in the Compensation Discussion and Analysis under the section entitled “Short Term Incentives”):

Name	Payment Received for 2015 Fiscal Year
Wyman T. Roberts	$906,053
Thomas J. Edwards, Jr.	$58,580
Kelli Valade	$211,643
Roger F. Thomson	$314,706
Steve Provost	$256,069
All Executive Officers as a Group (10 persons)	$2,485,174
All Eligible Employees, Including All Officers Who Are Not Executive Officers, as a Group	$7,798,735

A favorable vote of the holders of a majority of the shares of Common Stock present and entitled to vote at the Annual Meeting in person or by proxy is required to re-approve the Profit Sharing Plan for the purposes of ensuring tax deductibility of any payouts under the Profit Sharing Plan.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THIS PROPOSAL TO RE-APPROVE THE PROFIT SHARING PLAN.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND

GOVERNANCE OF THE COMPANY

Director Independence

The Board reviews the independence of each non-employee director annually to confirm that the director continues to meet our standards as well as the requirements of the New York Stock Exchange (“NYSE”) and the rules of the SEC. No member of the Board will be considered independent unless the Board determines that he or she has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The Board will not determine any director to be independent if he or she has or has had any of the relationships set forth in the NYSE rules during the time periods specified in such rules. The Board will describe in the proxy statement the basis for determining whether any relationship is immaterial.

The Board of Directors has affirmatively determined each of the following directors is an “independent” director as such term is defined and as required by our Corporate Governance Guidelines and the requirements of the SEC and NYSE.

Elaine Boltz	Gerardo I. Lopez
Joseph M. DePinto	Jon L. Luther
Harriet Edelman	George R. Mrkonic
Michael A. George	Jose Luis Prado
William T. Giles

The only member of the Board who is not independent is Wyman T. Roberts. Mr. Roberts, as CEO and President of the Company, is the only employee member of the Board. The Board has further determined that no material relationship exists between us and each non-employee director outside of their service as a member of the Board of Directors. In this proxy statement we may refer to these directors individually as an “Independent Director” and collectively as the “Independent Directors.”

Board Structure

The Board of Directors does not have classes where a director serves multi-year terms. Each director serves for a one-year term and is subject to re-election by you each year. Prior to recommending a director for nomination for re-election, the Governance and Nominating Committee considers many things including:

•	the quality of past director service and attendance at Board of Directors’ and Committee meetings;

•	whether the director continues to possess the qualities and capabilities considered necessary or desirable for director service;

•	input from other members of the Board of Directors concerning the performance of that director through a peer review process, if applicable;

•	the independence of the director; and

•	whether the director has met any age limits for continued service.

A non-employee director is expected to serve at least four one-year terms (subject to annual renomination and re-election). Presently, Ms. Edelman and Messrs. DePinto, Luther and Mrkonic have served for more than four one-year terms.

Committees of the Board of Directors

The Board of Directors has the following standing committees and current committee composition:

Board Members	Audit Committee	Compensation Committee	Governance & Nominating Committee
Joseph M. DePinto*
Elaine M. Boltz**
Harriet Edelman	M		C
Michael A. George	M	M
William T. Giles	M	M
Gerardo I. Lopez	M		M
Jon L. Luther		M	M
George R. Mrkonic	C	M
Rosendo G. Parra***		C	M
Jose Luis Prado**
Wyman T. Roberts****

Meetings During FY’ 15	9	4	4

C—Committee Chair

M—Member

*	Chairman of the Board

**	Due to their recent additions to the Board, Ms. Boltz and Mr. Prado have not been assigned to a Board Committee.

***	Mr. Parra is leaving the Board of Directors at the end of his current term on October 29, 2015.

****	As the only non-independent member of the Board, Mr. Roberts does not serve on any Board Committees.

The charters for each of these committees, as well as our Corporate Governance Guidelines, are available at no charge to you in the Corporate Governance section of our internet website (http://www.brinker.com/investors/Corporate_Governance.asp) or by written request directed to us, at 6820 LBJ Freeway, Dallas, Texas 75240, Attention: Corporate Secretary.

The Board of Directors has affirmatively determined that each member of the Audit, Compensation, and Governance and Nominating Committees meets the independence requirements applicable to those committees required by the NYSE and the SEC.

The role of the Audit Committee is provided to you in the “Report of the Audit Committee” later in this Proxy Statement. The Board of Directors has determined that Messrs. Giles and Mrkonic are “audit committee financial experts” as such term is defined in the SEC’s Regulation S-K. Further, the Board of Directors has determined the members of the Audit Committee are “financially literate” as such term is defined by the NYSE and the Audit Committee satisfies the “financial management expertise” standard required by the NYSE.

A discussion of the specific nature of the Compensation Committee’s responsibilities and compensation philosophy as they relate to our executive officers is provided to you in the “Compensation Discussion and Analysis” and “Report of the Compensation Committee” later in this Proxy Statement.

The Governance and Nominating Committee performs the following functions:

•	recommends to the Board of Directors potential members to be added as new or replacement members to the Board of Directors;

•	recommends to the Board of Directors the nominees for election to the Board of Directors at the annual shareholders meeting;

•	reviews and makes recommendation to the Board of Directors regarding the compensation paid to non-management Board members;

•	reviews and makes recommendation to the Board of Directors regarding CEO succession plans;

•	reviews and makes recommendation to the Board of Directors regarding the Corporate Governance Guidelines;

•	reviews the applicable legal standards for “independence” and the criteria applied to determine “audit committee financial expert” status; and

•	reviews the answers to annual questionnaires completed by each of the Independent Directors.

On the basis of this year’s review, the Governance and Nominating Committee delivered a report to the full Board of Directors and the Board of Directors made its “independence” and “audit committee financial expert” determinations.

Board Member Meeting Attendance

During the fiscal year ended June 24, 2015, the Board of Directors held six meetings. Each incumbent director attended at least 75% of the aggregate total of meetings of the Board of Directors and Committees on which he or she served. Also, all members of the Board of Directors (except for Ms. Boltz and Mr. Prado who were appointed to the Board in 2015) attended the Company’s 2014 annual meeting of shareholders. Such attendance allows for direct interaction between you and members of the Board of Directors.

Chairman of the Board

The business and affairs of the Company are managed under the direction of the Board of Directors. Generally, it is management’s responsibility to formalize, propose and implement strategic choices and the Board’s role to approve strategic direction and evaluate strategic results, including both the performance of the Company and the performance of the Chief Executive Officer.

The roles of Chairman of the Board of Directors and CEO for the Company are separated. Mr. DePinto serves as Chairman of the Board. The Board continues to believe that the current board leadership structure serves the ability of the Board of Directors to exercise its oversight role over management by having a director who is not an officer or member of management to serve in the role of Chairman of the Board, ensuring a continued significant role for independent directors in the leadership of the Company, while allowing Mr. Roberts, as CEO, to focus his time and energy on leading and managing the Company’s business and operations. An independent Chairman of the Board also simplifies the Company’s corporate governance structure by allowing the Chairman of the Board to convene executive sessions with independent directors. Any decision to change the structure in the future will be based on what the Board believes is the most effective and efficient structure for the Company.

The Chairman of the Board’s duties include:

•	creating and maintaining an effective working relationship with the CEO and management;

•	managing the relationship between the Board as a whole and the CEO and management;

•	providing significant advice, counsel and guidance to the CEO and management on strategic priorities and execution strategies;

•	facilitating discussions among the directors inside and outside the Board meetings;

•	driving practices and improvements on Board effectiveness and productivity;

•	briefing the CEO on issues raised in executive sessions;

•	presiding at all meetings of the Board of Directors;

•	in collaboration with committee chairs and the CEO, scheduling Board meetings, setting meeting agendas and strategic discussions and providing review of pre-meeting materials delivered to directors;

•	overseeing annual Board and Board Committee evaluations;

•	delivering the annual CEO evaluation;

•	overseeing all governance matters for the Board and shareholders;

•	being available for consultation and direct communication with major shareholders; and

•	carrying out other duties requested by the CEO and the Board as a whole.

The Board’s Role in Risk Oversight

The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks, including, the Company’s enterprise risk management process that monitors and manages key business risks facing the Company. Throughout the fiscal year, the Board regularly reviews information regarding the Company’s strategic, financial and operational risks. The Company’s Compensation Committee oversees the management of risks relating to the Company’s compensation policies and practices. The Audit Committee oversees the management of risks associated with accounting, auditing, financial reporting, internal control over financial reporting, and cyber security and data protection, as well as the effectiveness of the Company’s enterprise risk management process. The Audit Committee also assists the Board in its oversight of the integrity of the Company’s consolidated financial statements, the Company’s compliance with legal and regulatory requirements, the qualifications and independence of the Company’s registered public accounting firm and the performance of the Company’s independent registered public accounting firm and the Company’s internal audit function. The Audit Committee is responsible for reviewing and discussing the guidelines and policies governing the process by which senior management and the internal auditing department assess and manage the Company’s exposure to risk, as well as the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures. The Governance and Nominating Committee oversees risks associated with the independence of the Board of Directors and the Company’s governance structure. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through updates provided at full Board meetings, attendance at committee meetings and committee reports about such risks.

Directors’ Compensation

The Governance and Nominating Committee annually reviews and periodically benchmarks the Board’s compensation to assure that non-employee directors are being fairly and reasonably compensated in relation to the restaurant industry and to comparable U.S. companies. The same proxy peer group is used for the Board as is used for our named executive officers (which is identified in more detail in the Benchmarking section of the Compensation Discussion and Analysis in this Proxy Statement). Non-employee directors of the Company receive the following compensation:

Annual Retainer

•	Non-employee Chairman of the Board:

An annual retainer of $250,000 which will be paid or granted in any combination of cash or restricted stock units as elected, so long as at least 50% is in restricted stock units. A 25% match in restricted stock units will be granted for the portion of annual compensation taken in restricted stock units.

•	All other non-employee directors:

An annual retainer of $50,000 which will be paid or granted in any combination of cash or restricted stock units as elected. A 25% match in restricted stock units will be granted for the portion of annual compensation taken in restricted stock units.

Annual Grant (all non-employee directors, including Chairman)

•	An annual grant of restricted stock units at a target value of approximately $100,000 will be made.

Restricted Stock Unit Distribution Timing

•

Directors may choose, prior to the grant, one of four distribution timing options for their restricted stock: (i) four years after date of grant, (ii) the director’s departure from the Board, (iii) one year following the director’s departure from the Board, or (iv) two years following the director’s departure from the Board. Directors also have the ability to defer receipt of restricted stock units that would otherwise vest for additional 5-year period(s), provided they elect to defer those units at least 12 months before the previously scheduled vesting date.

Providing a combination of equity and cash provides incentive for our directors to focus on long-term performance and shareholder value while still recognizing their energy and effort throughout the year. Each director has a choice among cash and restricted stock units for the annual retainer thus allowing each director to receive compensation in a manner that best fits individual needs. However, the Board and we believe it is important that each director maintain an equity stake in our company; therefore, an incentive is provided for any portion of the annual retainer taken in equity.

Also, committee members receive the following supplementary retainer for accepting their responsibilities:

•	Each member of the Audit Committee receives $20,000 (payable quarterly);

•	Each member of the Compensation Committee receives $12,500 (payable quarterly); and

•	Each member of the Governance and Nominating Committee receives $10,000 (payable quarterly).

Additionally, the Committee Chairs receive a further supplementary retainer for accepting the additional Chair responsibilities as follows:

•	Chair of the Audit Committee receives an annual retainer of $15,000;

•	Chair of the Compensation Committee receives an annual retainer of $12,000;

•	Chair of the Governance and Nominating Committee receives an annual retainer of $10,000; and

•	Lead Director (if Chairman of the Board is an employee director) receives an annual retainer of $25,000.

All of our retainers are paid on the assumption a certain number of Board and Committee meetings (in-person and telephonically) will occur during the year. Directors are expected to attend the Board and their respective Committee meetings, and no additional compensation is paid for attendance at these meetings. If the number of any such meetings exceeds the following totals, each director in attendance at such extra meetings receives the following per meeting fee of $2,000 for in-person meetings and $1,000 for telephonic meetings:

Board of Directors—eight meetings;

Audit Committee—nine meetings;

Compensation Committee—six meetings; and

Governance and Nominating Committee—five meetings.

We also reimburse directors for costs incurred in attending meetings of the Board. Equity grants are made on the latest of the sixtieth day following the Board of Directors’ meeting held on the same day as the annual shareholders meeting or the first business day of the calendar year following the annual shareholders meeting. For fiscal 2016, directors will receive restricted stock units for all of their equity compensation with variable distribution dates ranging from four years after grant to two years following departure from the Board (as described above in this Directors’ Compensation section).

Fiscal 2015 Director Compensation Table

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
Elaine Boltz(5)(6)	37,500	74,965	—	—	—	—	112,465
Joseph DePinto(5)	125,000	287,389	—	—	—	—	412,389
Harriet Edelman(5)	90,000	99,968	—	—	—	—	189,968
Michael George(5)	82,500	112,382	—	—	—	—	194,882
William Giles(5)	82,500	112,382	—	—	—	—	194,882
Gerardo Lopez(5)	80,000	112,382	—	—	—	—	192,382
Jon Luther(5)	72,500	106,175	—	—	—	—	178,675
George R. Mrkonic(5)	97,500	112,382	—	—	—	—	209,882
Rosendo Parra(5)	84,500	112,382	—	—	—	—	196,882

(1)	Mr. Roberts was omitted from the Director Compensation Table since he does not receive compensation for serving on our Board. His respective compensation is reflected in the Summary Compensation Table of this Proxy Statement. Mr. Prado was omitted from the Director Compensation Table as he was appointed to the Board of Directors after the end of Fiscal 2015.

(2)	Reflects the aggregate dollar amount of all fees each director earned in fiscal 2015 (whether paid in cash or granted in the form of equity) for service as a director, including annual retainer, committee chair fees, and meeting fees. Directors had the option to receive any portion of their $50,000 annual retainer in restricted stock units. We provide a 25% match in kind on any portion of the annual retainer converted to units. For restricted stock units, dividends are accumulated and paid upon distribution.

(3)	Ms. Edelman and Messrs. DePinto, George, Giles, Lopez, Luther, Mrkonic and Parra were each granted 1,701 restricted stock units and Ms. Boltz was granted 1,364 restricted stock units for fiscal 2015.

•

Messrs. DePinto, George, Giles, Lopez, Parra and Mrkonic elected to receive their entire annual retainer in stock. Mses. Boltz and Edelman elected to receive 100% of their annual retainer in cash. Mr. Luther elected to receive 50% of his annual retainer in cash.

The amounts shown represent the grant date fair value of the stock awards granted to the directors in fiscal 2015, as determined pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”). These amounts do not include any reduction in value for the possibility of forfeiture.

(4)	Our directors receive a complimentary dining card for use in our restaurants. The dining card value used by each director was less than $10,000. The directors no longer receive a tax gross-up payment on the taxable value of their dining card usage. Therefore, the values in this column are zero.

(5)	We have not included a table detailing the Board of Directors outstanding equity. All of our restricted shares are non-forfeitable when granted and we do not report those in the table. Mr. Roberts is omitted from this table as his respective outstanding equity is reflected in the Outstanding Equity Awards Table of this Proxy Statement. Messrs. DePinto, George, Giles, Lopez, Luther, Mrkonic, Parra and Mmes. Boltz and Edelman would not be listed on this table because all of their equity ownership is held in restricted stock or restricted stock units and they do not hold any stock options.

(6)	Ms. Boltz was appointed to the Board of Directors on February 5, 2015.

Communications with the Board of Directors

If you or any other interested party wishes to communicate with the Board of Directors as a group or with an individual director, you or the interested party may direct such communications to the intended recipient in care of the General Counsel, 6820 LBJ Freeway, Dallas, Texas 75240. The communication must be clearly addressed to the specific group or director. Your Board of Directors has instructed the General Counsel to review and forward any such correspondence to the appropriate person or persons for response.

Qualifications to Serve as Director

Each candidate for director must possess at least the following specific minimum qualifications:

1. Each candidate shall be prepared to represent the best interests of all the Company’s shareholders and not just one particular constituency.

2. Each candidate shall have demonstrated integrity and ethics in both personal and professional settings and have established a record of professional accomplishment in their chosen field.

3. No candidate shall have any material personal, financial or professional interest in any present or potential competitor of the Company.

4. Each candidate shall be prepared to participate fully in activities of the Board of Directors, including active membership on at least one Committee of the Board of Directors and attendance at, and active participation in, meetings of the Board of Directors and the Committee(s) of the Board of Directors of which he or she is a member, and not have other personal or professional commitments that would, in the Governance and Nominating Committee’s sole judgment, interfere with or limit their ability to do so.

5. In addition, the Governance and Nominating Committee also desires that candidates possess the following qualities or skills:

(a) Each candidate shall contribute to the overall diversity of the Board of Directors—diversity being broadly construed to mean a variety of opinions, perspectives, personal and professional experiences and backgrounds, such as gender, race and ethnicity differences, as well as other differentiating characteristics.

(b) Each candidate should contribute positively to the existing chemistry and collaborative culture among the members of the Board of Directors.

(c) Each candidate should possess professional and personal experiences and expertise relevant to the Company’s business. Relevant experiences might include, among other things, large company CEO experience, senior level multi-unit restaurant or retail experience, and relevant senior level experience in one or more of the following areas—finance, accounting, sales and marketing, organizational development, information technology and public relations.

Although not an automatic disqualifying factor, the inability of a candidate to meet the independence and other governing standards of the NYSE or the SEC will be a significant factor in any assessment of a candidate’s suitability.

Internal Process of Identifying Candidates

The Governance and Nominating Committee uses a variety of means for identifying potential nominees for director, including the use of outside search firms and recommendations from current members of the Board of Directors and from shareholders. In determining whether to nominate a candidate, the Governance and Nominating Committee considers the current composition and capabilities of serving directors, as well as additional capabilities considered necessary or desirable in light of existing and future Company needs. One or more of the members of the Governance and Nominating Committee may interview, or have an outside search firm interview, a prospective candidate who is identified as having high potential to satisfy the expectations, requirements, qualities and responsibilities for membership on the Board of Directors. Prospective candidates may also be interviewed by other directors who are not members of the Governance and Nominating Committee. Reports from those interviews or from Governance and Nominating Committee members with personal knowledge and experience with the candidate, resumes, information provided by other contacts and other information deemed relevant by the Governance and Nominating Committee are then considered in determining whether a candidate shall be nominated. The Governance and Nominating Committee also exercises its independent business judgment and discretion in evaluating the suitability of a candidate for nomination.

Nomination Rights of Shareholders

As a shareholder, you may recommend one or more candidates to be considered by the Governance and Nominating Committee as a potential nominee or nominees for election as director of the Company at an annual meeting of shareholders. To do so, you must comply with the notice, information and consent provisions contained in the Company’s Bylaws (current copies of the Company’s Bylaws are available at no charge from the Secretary of the Company and may also be found in our public filings with the SEC). In order for the candidate recommendation to be timely for the Company’s 2016 annual meeting of shareholders, your notice to the Secretary of the Company must be delivered to our principal executive offices no later than May 17, 2016. Any such recommendations received by the Secretary will be presented to the Governance and Nominating Committee for consideration. Suitable candidates (whether identified internally or by a shareholder) who, after evaluation based upon the criteria and process described in “Internal Process of Identifying Candidates” above, are then recommended by the Governance and Nominating Committee and, if approved by the Board of Directors, will be included in our recommended slate of director nominees in our proxy statement.

Current Nominations

The Governance and Nominating Committee conducted an evaluation and assessment of all of the directors, since each director’s term is only one year, for purposes of determining whether to recommend them for nomination for election to the Board of Directors. After reviewing the assessment results, the Governance and Nominating Committee determined to recommend to the Board that Messrs. DePinto, George, Giles, Lopez, Luther, Mrkonic, Prado and Roberts and Mmes. Boltz and Edelman be nominated for election to the Board of Directors. The Board accepted the recommendations and nominated such persons. The Governance and Nominating Committee did not receive any recommendations from shareholders proposing candidates for election to the Board at the annual meeting.

Succession Planning

Our Corporate Governance Guidelines requires the Board to approve and maintain a succession plan for the CEO and Section 16 Officers of the Company. During fiscal 2015, the Board reviewed and approved the updated succession plans for the CEO and Section 16 Officers as recommended by the Governance and Nominating Committee and Compensation Committees pursuant to the Corporate Governance Guidelines.

Code of Ethics

We have adopted our Code of Conduct and Ethical Business Policy that applies to all members of the Board of Directors and our team members. You may obtain a copy of the code free of charge in the Corporate Governance section of our internet website (http://www.brinker.com/investors/Corporate_Governance.asp) or by written request directed to us, at 6820 LBJ Freeway, Dallas, Texas 75240, Attention: General Counsel.

EXECUTIVE OFFICERS

Tony A. Bridwell

Brinker Team Member since: 2013 Age: 52 Restaurant Industry Experience: 2 yrs.

Mr. Bridwell is Senior Vice President and Chief People Officer, having been appointed to this position in March 2014. Mr. Bridwell previously served as Senior Vice President of PeopleWorks from July 2013 to March 2014. Mr. Bridwell was previously employed by Partners in Leadership, Inc. in various positions including Business Unit President from September 2012 to July 2013 and Area Vice President from April 2004 to August 2012.

David R. Doyle

Brinker Team Member since: 1994 Age: 55 Restaurant Industry Experience: 21 yrs.

Mr. Doyle is Senior Vice President and Chief Information Officer, having been appointed to this position in August 2013. Mr. Doyle previously served as Senior Vice President and Controller from February 2003 to August 2013, and as Director of Corporate Accounting from July 1994, and was promoted to Vice President of Corporate Accounting in April 1997. Mr. Doyle serves on the Boards for Texas Independent Bancshares, Inc. and Plano ISD Education Foundation.

Thomas J. Edwards, Jr.

Brinker Team Member since: 2015 Age: 51 Restaurant Industry Experience: <1 yr.

Mr. Edwards is Executive Vice President and Chief Financial Officer, having been appointed to this position in March 2015. Mr. Edwards previously served as Chief Financial Officer of the Wyndham Hotel Group for Wyndham Worldwide from March 2013 to March 2015, and as Executive Vice President and Treasurer for Wyndham Worldwide from December 2009 to March 2013. He also served in various financial roles during his 14-year career with Kraft Foods and predecessor company, Nabisco Foods.

Krista Gibson

Brinker Team Member since: 1997 Age: 51 Restaurant Industry Experience: 26 yrs.	Ms. Gibson is Senior Vice President and Chief Marketing Officer, having been appointed to that position in March 2014. Ms. Gibson began her career with Brinker as Vice President of Marketing for the On the Border Mexican Grill & Cantina from July 1997 to August 2004, and served as Senior Vice President of Brand Strategy for Chili’s Grill & Bar from September 2004 to March 2014. Ms. Gibson is an 8-year veteran of Darden Restaurants, Inc., where she held numerous marketing positions with increasing responsibility from 1989 to 1997. Ms. Gibson is a member of the Women’s Foodservice Forum, Dallas Regional Chamber’s Executive Women’s Roundtable, SMU Cox School of Business Associate Board and Dallas CMO Governing Body.

Scarlett May

Brinker Team Member since: 2014 Age: 49 Restaurant Industry Experience: 15 yrs.

Ms. May is Senior Vice President, General Counsel and Secretary, having been appointed to that position in December, 2014. Ms. May previously served as Senior Vice President, Chief Legal Officer and Secretary of Ruby Tuesday Inc. from June 2012 until December 2014. Ms. May previously served as Vice President, General Counsel and Secretary from August 2004 to June 2012, and served as Vice President and Assistant General Counsel—Relations and Response from February 2004 to August 2004 for Ruby Tuesday, Inc.

Homero Ortegon

Brinker Team Member since: 2010 Age: 47 Restaurant Industry Experience: 20 yrs.

Mr. Ortegon is Senior Vice President of Strategic Innovation, having been appointed to this position in January 2015. Mr. Ortegon previously served as Vice President of Strategic Innovation from January 2013 to January 2015 and as Senior Director of Strategic Innovation from March 2010 to January 2013. Mr. Ortegon was previously employed by Starbucks, most recently serving as Director of Operations Engineering from October 2009 to March 2010, and Yum! Brands, where he was Director of Food Innovation and Technology for Pizza Hut from September 1995 to January 2009.

Steve Provost

Brinker Team Member since: 2009 Age: 55 Restaurant Industry Experience: 24 yrs.

Mr. Provost is Senior Vice President and President of Maggiano’s Little Italy, having been appointed to this position in November 2009, having previously served as Senior Vice President of Marketing and Brand Strategy for Maggiano’s from April 2009 to November 2009. Mr. Provost previously served as Chief Marketing Officer and Executive Vice President of Quizno’s Master, LLC from 2007 to 2009. Mr. Provost was employed by Yum Brands, Inc. from 1991 to 2007, serving in various roles, most recently as Head Coach, Southeast Region for the KFC brand from 2003 to 2005 and Chief Marketing Officer for the Long John Silver’s and A&W brands.

Roger F. Thomson

Brinker Team Member since: 1993 Age: 66 Restaurant Industry Experience: 37 yrs.	Mr. Thomson is Executive Vice President and Chief Development Officer, having been appointed to this position in March 2014. Mr. Thomson served as the Company’s General Counsel and Secretary from October 2014 until December 2014 and as the Company’s Assistant Secretary from August 2014 until October 2014. Prior to such appointments, Mr. Thomson was Executive Vice President, Chief Administrative Officer and General Counsel from June 1996 to March 2014, and Secretary from June 1996 to August 2014. Mr. Thomson joined the Company as Senior Vice President, General Counsel and Secretary in 1993 and was promoted to Executive Vice President, General Counsel and Secretary in 1994. Mr. Thomson served as a Director of the Company from 1993 until 1995.

Kelli Valade

Brinker Team Member since: 1996 Age: 45 Restaurant Industry Experience: 23 yrs.	Ms. Valade is Executive Vice President and Chief Operating Officer for Chili’s Grill & Bar, having been appointed to this position in July 2009. Ms. Valade previously served as Senior Vice President of Chili’s Grill & Bar and On the Border PeopleWorks and Brinker Shared Services from October 2008 to July 2009, and Vice President for Emerging Brands and Corporate Human Resources from 2002 to 2008, and Director of Human Resources for On the Border Mexican Grill & Cantina. Ms. Valade previously served as Manager of Training and Recruiting for Carlson Restaurants Worldwide’s Specialty Concepts Division from 1994 until 1996. Ms. Valade holds a seat on the founders board of the Multi-Cultural Food Service Hospitality Alliance and sits on the Advisory Board for People Report and Black Box Intelligence. She is also a member of Women’s Foodservice Forum and the National Restaurant Association, and served as a Director of the National Restaurant Association from 2013 to 2015.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Throughout this discussion we make reference to terms that are used internally to define our team member population. These team member groupings are described below:

•	“named executive officers” (NEOs)—our five most highly compensated executives detailed in this discussion;

•	“Brinker Leadership Team”—this is our key leadership group of our CEO and our CEO’s direct executive reports and other key officers (which include the list of Executive Officers on pages 24-26);

•	“RSC team member”—any of our team members who work in a support role at our restaurant support center (RSC), not specifically for one of our restaurant brands; and

•	“brand team member”—any of our team members who work for a particular restaurant brand.

Structure and Role of the Compensation Committee

The Compensation Committee (“Committee”) is comprised entirely of Independent Directors who are responsible for aligning our compensation programs with our compensation philosophy of rewarding performance. Specifically, the Committee reviews and approves any compensation decisions regarding the Brinker Leadership Team (with input from the CEO), including the CEO. The CEO does not provide input on his own compensation to the Committee. Further information about the duties of the Committee can be found in the Compensation Committee Charter, which can be found on our website at http://brinker.com/corp_gov/comp_committee.asp. To make certain the Committee is able to effectively carry out its responsibilities, it takes the following actions:

•	Retains an independent consultant (currently Pearl Meyer & Partners) to advise on executive compensation.

•

Benchmarks, with the assistance of an outside, independent third party, data to determine competitive compensation levels based on a peer group that represents both restaurant companies and those companies with whom we compete for talent. The peer group for each officer may vary depending on the nature and scope of their individual responsibilities.

•	Approves the design and performance metrics used in our incentive plan.

•	Reviews annually detailed compensation tally sheets for the named executive officers.

•	Submits recommendations to the full Board of Directors for approval and ratification of the CEO’s compensation.

•	Holds executive sessions (without our management present) at every Committee meeting.

•	Provides recommendations to the full Board of Directors on compensation-related proposals to be considered at the Company’s annual meeting.

Executive Summary

Our compensation programs are structured to reinforce our strategic principles—to be a premier and progressive company with a balanced approach towards sales, profits, guests and team members.

Fiscal 2015 saw improved results for the Company despite the slow recovery in income for consumers and challenged growth in sales and traffic for the casual dining industry with steadily increasing competition. Our strategies and initiatives drove much of our gains in fiscal 2015 resulting in increased earnings per share on a year-over-year basis. We completed our reimage program for company-owned Chili’s and continued work with our franchisees to reimage their restaurants. We introduced our Fresh Mex and Fresh Tex menu platforms and updated our burgers with a new line of Craft Burgers. Our guest experience was enhanced with the completed rollout of the Ziosk tabletop devices in our domestic traditional Chili’s restaurants; this allowed us to leverage the multi-functional capabilities of Ziosk, including entertainment, ordering, guest survey and pay at the table. Our guest loyalty program known as My Chili’s Rewards also launched in the fourth quarter. And, we repurchased shares of our common stock. The results showed better guest experience and enhanced feedback, and value return to our shareholders. Our financial performance resulted in above target payout of our long-term incentive programs while our short-term incentive programs were negatively impacted by underperformance in our comp sales versus plan comp sales.

Our compensation programs for executive officers, including our NEOs, reflect the competitive environment in which we operate and align a pay-for-performance philosophy. More specifically we:

•	Use variable compensation plans to make-up the majority of potential total compensation placing significant amounts of compensation “at risk”;

•

Establish incentive plan payout levels that provide an opportunity for participants to earn compensation above median levels when performance goals are exceeded and our stock price increases, and significantly reduced compensation when our financial performance is below expectations or our stock price decreases;

•

Utilize both cash and equity elements with varying time horizons and financial metrics to motivate and reward sustained performance that is aligned with shareholder interests but is not tied to a single financial measure or measurement period that could result in unintended consequences;

•

Provide competitive levels of compensation to attract and retain the best qualified executive talent. Both the Committee and our Brinker Leadership Team strongly believe that the caliber of our overall officer team makes a significant difference in our sustained success over the long-term;

•	Link our officers’ interests with the sustained performance of the company by having executives satisfy stock ownership guidelines; and

•	Allow actual compensation to vary based on individual performance.

Say-on-Pay Feedback from Shareholders

At the annual shareholder meeting in 2014, we submitted our executive compensation program for an advisory vote to you, our shareholders, and it received the support of over 99% of the total votes cast on the proposal. Annually, the Compensation Committee reviews the results of the advisory vote and considers feedback as it completes its annual review of each pay element and total compensation packages for our NEOs with respect to the next fiscal year. There were no changes to the executive compensation program for 2015 and the Committee expects similar Say-on Pay feedback for 2015.

Pay for Performance

The Company’s executive compensation programs are aligned with our business initiatives and have been designed to pay commensurate with level of performance generated. This philosophy is most evident in the mix of pay used to compensate our executives.

Our fiscal 2015 compensation packages for our CEO and NEOs are heavily weighted towards variable compensation. The variable compensation awarded in fiscal 2015 included an annual incentive under our short-term incentive plan and the economic value of stock options, performance RSUs (at target) and career equity.

As the graphs below show, performance-based incentives constitute the largest portion of target total direct compensation for our CEO and other NEOs:

The Company believes the compensation programs are an important factor in driving our NEOs’ performance to achieve long term EPS growth. The success of our strategy is represented below. In years when our performance is below target, our NEO pay programs effectively reduced pay levels. Conversely, when performance is improved compensation increases, aligning our pay programs with shareholder returns.

(1)	EPS calculation excludes special items and discontinued operations.

(2)	The increase in F2015 CEO Total Direct Compensation year-over-year is primarily due to the higher non-equity incentive compensation related to the increased performance versus plan, in addition to market adjustments to his Stock Option and Performance Share grants.

(3)	The reduction in F2015 Other NEO Total Direct Compensation year-over-year growth is primarily due to the transition of the CFO position which included a nine-month period when this position was filled on an interim basis and to the prior year one-time retention grants to two of the NEO’s.

Roles of the Compensation Committee, Consultants and Management

The Compensation Committee is responsible for determining the compensation of the Brinker Leadership Team, including the named executive officers. All compensation recommendations are reviewed and approved by the independent directors of the full Board. The Committee utilizes three sources during their evaluation process: (1) Pearl Meyer & Partners (“Pearl Meyer”), the Board’s independent consulting firm; (2) Meridian Compensation Partners, LLC (“Meridian”); and (3) management. The Committee annually reviews the performance of all consultants. The Compensation Committee has also affirmatively determined that Pearl Meyer and Meridian are “independent” as required the SEC and NYSE.

Pearl Meyer has been retained by and reports directly to the Compensation Committee. Pearl Meyer does not have any other consulting engagements with management. The Committee regularly asks Pearl Meyer to provide independent advice on current trends in compensation design, including compensation levels, the merits of particular forms of compensation, relative weighting of compensation elements and compensation best practices.

Meridian is also retained by the Committee and provides detailed benchmarking data based on our benchmarking peer group. Meridian does not have any other consulting engagements with management. Meridian generates an independent report that is utilized in determining compensation levels for our Brinker Leadership Team. A more detailed discussion of the benchmarking process is provided in the Benchmarking section below. Based on the benchmark data and individual performance, the CEO provides input and recommendations to the Committee in setting total compensation for the Brinker Leadership Team, excluding his own compensation. The Committee considers these data sources and applies its own independent judgment in establishing a total compensation program, comprised of base salary increases, if any, short-term incentive targets as a percentage of base pay and long-term incentive targets, that aligns the interests of the executives with those of our shareholders.

Benchmarking

The Committee engages an independent third party to provide market data regarding base salary, short-term incentive targets, long-term incentive values and total compensation. For fiscal 2015, we retained Meridian to provide us with data drawn from their proprietary database. The benchmarking peer group is carefully selected based on criteria including restaurant and brand product industries, operating structure, location and size. We were near the median in terms of revenue size as compared to our benchmarking peer group. Proxy data from our Performance Share Plan peer group (which is identified in more detail in the Long-Term Incentives section of this Compensation Discussion and Analysis) was blended with data from Meridian’s database as well as data from other restaurant companies that participate in the Chain Restaurant Total Rewards Association (CRTRA) Compensation Survey for the NEOs to provide us with benchmark information that we believe accurately reflects the market in which we compete for executive talent, particularly for the named executive officers. The following table lists the companies used in fiscal 2015 as our benchmarking proxy peer group for setting the fiscal 2015 compensation for the named executive officers:

Benchmarking Proxy Peer Group

BJ’s Restaurants, Inc.	The Cheesecake Factory, Inc.	Red Robin Gourmet Burgers, Inc.
Bloomin’ Brands, Inc.	Darden Restaurants, Inc.	Ruby Tuesday, Inc.
Buffalo Wild Wings, Inc.	DineEquity, Inc.	Texas Roadhouse, Inc.
CBRL Group, Inc.	McDonalds Corporation	The Wendy’s Company
Chipotle Mexican Grill, Inc.	Panera Bread Company	Yum! Brands, Inc.

Meridian’s benchmark information was used to establish ranges for total compensation (base salary + short-term cash incentives + long-term equity incentives). We strive to be competitive in the marketplace by appropriately balancing all elements of compensation (short-term versus long-term and fixed versus variable) while recognizing our performance, as well as the individual’s performance, criticality, experience, and internal equity. There is no fixed percentage which determines the mix between cash and non-cash compensation, but compensation is significantly weighted towards variable compensation (short and long-term). The table below shows the percentage of fixed versus variable compensation elements for targeted total compensation.

Targeted Fixed Versus Variable Compensation Mix for the Named Executive Officers for Fiscal 2015

Name	Position	Fixed Compensation as a % of Target Total Compensation	Variable Compensation as a % of Target Total Compensation
Wyman T. Roberts	CEO and President and President of Chili’s Grill & Bar	21%	79%
Thomas J. Edwards, Jr.(1)	EVP, CFO	33%	67%
Marie L. Perry(2)	SVP, Treasurer and Controller	45%	55%
Kelli Valade	EVP, COO of Chili’s Grill & Bar	40%	60%
Roger F. Thomson	EVP, Chief Development Officer	38%	62%
Steve Provost	President of Maggiano’s Little Italy	33%	67%

(1)	Mr. Edwards was appointed as Executive Vice President, Chief Financial Officer on March 16, 2015, succeeding Ms. Marie L. Perry.

(2)	Ms. Perry served as Chief Financial Officer on an interim basis until Mr. Edwards’ appointment on March 16, 2015.

Fiscal 2015 Executive Compensation and Benefit Components:

For the fiscal year ended June 24, 2015, the principal components of compensation and benefits for our named executive officers are listed:

•	Base Salary;

•	Short-Term Incentives;

•	Long-Term Incentives;

•	Retirement Benefits;

•	Health and Welfare Benefits; and

•	Perquisites.

In the sections that follow we detail how each component of compensation is evaluated. It is important to note that while each individual component is reviewed; all decisions are made in a total compensation context.

Base Salary

Base salaries provide our team members with a level of certainty about their compensation. Annually, we review base salaries during our benchmarking process. An individual’s base salary is dependent on the size and scope of the position, their experience and most importantly their performance.

For fiscal 2015, officers, including the NEO’s received less than a 3.0% merit increase, on average, while the rest of the organization received a 3.0% merit increase, on average

Short-Term Incentives

Our Profit Sharing Plan is a non-qualified annual incentive arrangement in which all RSC team members, including the named executive officers, and certain restaurant brand team members participate. The Plan measures both financial performance and individual performance.

•	At target, two-thirds of the award is based on financial performance and one-third of the award is based on individual performance.

•

The financial portion of the plan measures actual earnings per diluted share (EPS) versus a target EPS. These targets are established within the first quarter of our fiscal year by the Board and are designed to reinforce our focus on profitability and enhancement of long-term shareholder value.

•

Individual performance is measured based on the achievement of key performance indicators (KPIs). KPIs are established at the beginning of the year and align with our strategic goals. An individual performance component allows us to recognize critical factors to our performance; and to reward an individual’s contribution to the organization. KPIs can include such items as project implementations, guest satisfaction, or employee engagement.

For all of our named executive officers, the financial performance portion of the short-term incentive is based on EPS. The maximum award that any individual can receive is 150% of their individual short-term incentive target, and minimum thresholds must be achieved to earn a payout. The table below details the actual short-term incentive payout versus target for the NEOs:

Fiscal 2015 Actual Short-Term Incentive Payout versus Target

Name	Position	Short-Term Incentive Actual Payout for Fiscal 2015	Short-Term Incentive Target Payout for Fiscal 2015
Wyman T. Roberts	CEO and President and President of Chili’s Grill & Bar	$906,053	$986,019
Thomas J. Edwards, Jr.(1)	EVP, CFO	$58,580	$63,750
Marie L. Perry(2)	SVP, Treasurer and Controller	$93,030	$98,271
Kelli Valade	EVP, COO of Chili’s Grill & Bar	$211,643	$230,322
Roger F. Thomson	EVP, Chief Development Officer	$314,706	$342,481
Steve Provost	President of Maggiano’s Little Italy	$256,069	$278,669

(1)	Mr. Edwards was appointed as Executive Vice President, Chief Financial Officer on March 16, 2015 and his payout is pro-rated.

(2)	Ms. Perry served as Chief Financial Officer on an interim basis until Mr. Edwards’ appointment on March 16, 2015. Her payout is a blend based upon her service as a non-NEO and her time during the year as an NEO.

Fiscal 2015 Profit Sharing Plan

Financial Measure (2/3 Weighting):

This year the Company established a target which was consistent with our long-term goal of annual EPS growth. Actual adjusted non-GAAP EPS for the Profit Sharing Plan was $3.21 compared to a target non-GAAP EPS for the Profit Sharing Plan of $3.24, resulting in a 92.0% achievement under the financial performance metric.

Individual Performance Measure (1/3 Weighting):

For the Brinker Leadership Team, including the NEOs, the individual performance portion was based on three equally weighted KPIs: Percentage of Guests with a Problem, Comp Sales, and Return on Gross Investment

(ROGI). The performance goals for Percentage of Guests with a Problem and ROGI were met (both met target). However, the Brinker Leadership Team did not meet their Comp Sales performance goal (missing by 0.6%). This performance resulted in a 91.7% achievement under the Individual Performance Metric for the Brinker Leadership Team.

Payout:

The resulting payout for NEOs was 91.9% of target based upon the goal achievement listed above and calculated as such: (2/3 x 92.0% EPS achievement + 1/3 x 91.7% KPI achievement).

The formulas used to calculate both plan and actual performance are further outlined in our Profit Sharing Plan. However, from time to time unplanned events occur that are not explicitly detailed within the Profit Sharing Plan. In such instances, the Compensation Committee reviews the scenarios and determines how specific events should be accounted for under the Profit Sharing Plan. The intent when making such decisions is to ensure the impact to the Profit Sharing Plan is fair to both participants and shareholders. The Committee reviewed and determined the treatment of the following items, among others, which impacted the earnings calculation used in the Profit Sharing Plan: impairment charges, acquisition charges, losses on sales of assets, severance costs, impact on earnings related to closed restaurants, and net gains from legal settlements.

Long-Term Incentives

We grant a mix of stock options, performance shares and career equity to all of our officers with the belief that meeting our long-term strategic goals will increase our stock price. Target long-term incentive values are determined by the Committee by analyzing benchmark data, individual performance, program cost and total compensation targets. Once the target value is established, the number of shares granted as stock options, performance shares and career equity is based on delivering approximately 33% of the value in stock options and the remaining 67% in performance shares and career equity. Our equity programs give officers a stake in the potential rewards provided to shareholders as a result of their efforts.

All equity based awards, including stock options, are granted on the last Thursday of each August. The number of shares granted each year fluctuates based on our stock price, and other equity unit valuation methods (Black-Scholes for Stock Options and Monte Carlo for Performance Shares). However, the Committee will not grant equity compensation awards in anticipation of the release of material nonpublic information so the grant date could change if such a case should occur.

Stock Options

Stock options are intended to motivate participants to increase our stock price as they only have value if the market price of our stock increases over the closing price of our common stock on the date of grant. The actual compensation realized from stock options is dependent on both the increase in our stock price and each participant’s decision on when to exercise. Our stock options vest 25% per year over four years and have a term of eight years. We target a certain value for each stock option grant. The number of stock options granted is determined by the stock price at the date of grant, and is calculated using the formula of (A) targeted value of stock option grant divided by (B) the product of the stock price at grant multiplied by the Black-Scholes modifier at grant.

Performance Shares

To balance out the volatility of stock options while still aligning participants with shareholder interests, we also grant performance shares. We target a certain value for each performance share grant. The number of performance shares granted is determined by the stock price at the date of grant, and is calculated using the formula of (A) targeted value of performance share grant divided by (B) the product of the stock price at grant multiplied by the Monte Carlo modifier at grant.

Performance shares are earned based on our relative total shareholder return (TSR) compared to a select group of publicly-traded restaurant companies over a three year measurement period. The peer group is based on those companies with whom we compete for investor dollars and executive talent (these companies are also used in our executive compensation benchmarking). TSR is the measurement of the appreciation in the stock price for each company, plus dividends, if any. The following is a list of the fiscal 2015 TSR peer group:

Fiscal 2015-2017 Total Shareholder Return Peer Group

BJ’s Restaurants, Inc.	The Cheesecake Factory, Inc.	Red Robin Gourmet Burgers, Inc.
Bloomin’ Brands, Inc.	Darden Restaurants, Inc.	Ruby Tuesday, Inc.
Buffalo Wild Wings, Inc.	DineEquity, Inc.	Texas Roadhouse, Inc.
CBRL Group, Inc.	McDonalds Corporation	The Wendy’s Company
Chipotle Mexican Grill, Inc.	Panera Bread Company	Yum! Brands, Inc.

The target award (which is granted near the beginning of the measurement period) is adjusted by the payout percentage which ranges from 0% to 175% (see chart below). To earn 100% of a target award, we have to rank 7th in our peer group. A cap is imposed on the maximum payout if our stock price appreciation over the measurement period exceeds 150%. In this scenario, the payout factor is calculated using the following formula: 250%/(% appreciation + 100%). For example if our company stock appreciates 200% during the measurement period, the payout factor would be: 83.333% (being 250%/(200%+100%). This payout factor would then be multiplied by the target award and by the payout percentage from the table below to determine the individual payout.

The table below reflects the ranking and related payout percentage for the fiscal 2015-2017 performance share plan.

Rank	Payout Percentage
1	175%
2	175%
3	165%
4	145%
5	135%
6	125%
7	100%
8	90%
9	70%
10	50%
11	20%
12-16	—%

Earned shares are distributed shortly after the completion of the three year performance period. Earned shares are not subject to further vesting requirements; although they may need to be retained to meet stock ownership guidelines (see discussion below).

Fiscal 2013–Fiscal 2015 Performance Share Plan—We ranked in 6th place and earned a 125% payout.

Career Equity

Career Equity is a restricted stock unit program that works as a retention device since the shares only vest upon retirement (detailed information concerning our retirement provisions can be found below in the paragraph titled Retirement Definitions and Payouts). We target a certain value for each Career Equity grant. The number of Career Equity units granted is determined by the stock price at the date of grant, and is calculated using the formula of (A) targeted value of Career Equity grant divided by (B) the stock price at grant.

The value realized by executives is based on our stock price performance from the grant date until the executive’s retirement, which reinforces our long-term strategic goal of enhancing long-term shareholder value. Career Equity makes up approximately 10% of the total long-term incentive value for our NEOs.

Retention and other One-Time Equity Grants

These grants are restricted stock unit awards designed as a retention tool, with shares only vesting with continued employment for either 3 or 5 year cliff-vesting horizons. The number of units granted is determined by the stock price at the date of grant, and is calculated using the formula of (A) targeted value of the restricted stock unit grant divided by (B) the stock price at grant.

Equity Compensation Plan Information

The following table summarizes, as of June 24, 2015, the equity compensation plans under which we may issue shares of stock to our officers and team members under the Stock Option and Incentive Plan (“1998 Plan”) and to directors under the 1999 Stock Option and Incentive Plan for Non-Employee Directors and Consultants (“1999 Plan”):

	(a)		(b)	(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(#)
Equity compensation plans approved by security holders	2,332,364	(2)	33.08	4,828,617	(3)
Equity compensation plans not approved by security holders	—		—	—
Total	2,332,364		33.08	4,828,617

(1)	The amounts shown in this column relate only to options exercisable for common shares.

(2)	The amount shown includes 1,159,157 shares issuable in respect of restricted stock units and performance shares.

(3)	The amount shown includes 4,547,406 shares available for issuance under the 1998 Plan and 281,211 shares available for issuance under the 1999 Plan.

Stock Ownership Guidelines

We have stock ownership guidelines for our Board of Directors and our senior vice presidents and above, including the named executive officers. Stock ownership aligns these officers and directors with shareholders and promotes good corporate citizenship. These guidelines were first adopted in fiscal 2007 and are periodically reviewed for appropriateness.

The Fiscal 2015 guidelines for all senior vice presidents and above define stock ownership to include any shares currently owned; vested, in the money stock options (which are converted for this purpose to share equivalents based on the “in the money” value of the stock option); unvested restricted stock or restricted stock units; and one-third of any unvested performance shares. We include one-third of the unvested performance shares, because on average, it is expected that at least one-third of the shares will vest over multiple performance cycles. Thus, by counting these shares towards their ownership guideline, we limit the need for them to purchase shares in the open market to meet the guideline.

The Fiscal 2015 guidelines for our Board of Directors define stock ownership to include any shares currently owned; vested, in the money stock options (which are converted for this purpose to share equivalents based on the “in the money” value of the stock option); and unvested restricted stock or restricted stock units. The guideline was established by taking a multiple of base salary (annual retainer in the case of the Board) which was used to calculate a fixed share amount by position. The guidelines are as follows:

Level	Stock Ownership Guidelines
Board Member	9,000
CEO	202,500
EVP or Brand President	67,500
SVP	33,000

Ownership guidelines are reviewed annually by the Board of Directors, including a comparison of market prevalence and guideline designs. After careful consideration the Board decieded to move away from the fixed share design, and adopted revised guidelines for Fiscal 2016 plan year based on the more accepted guideline design utilizing a multiple of salary for each senior vice president and above. The Board also adopted a new guideline for directors based on a multiple of the annual retainer.

The Fiscal 2016 guidelines for all senior vice presidents and above define stock ownership to include the value of any shares currently owned; vested, in the money stock options (which are valued based on the “in the money” value of the stock option); the value of any unvested restricted stock or restricted stock units; and the value of one-third of any unvested performance shares. We include the value of one-third of the unvested performance shares, because on average, it is expected that at least one-third of the shares will vest over multiple performance cycles. Thus, by counting this value towards their ownership guideline, we limit the need for them to purchase shares in the open market to meet the guideline.

The Fiscal 2016 guidelines for our Board of Directors define stock ownership to include value of any shares currently owned; vested, in the money stock options (which are valued based on the “in the money” value of the stock option); and the value of unvested restricted stock or restricted stock units.

The Fiscal 2016 guidelines are based on a multiple of base salary (annual retainer in the case of the Board) which is used to calculate the desired value of holdings by position. The guidelines are as follows:

Level	Stock Ownership Guidelines
Board Member	5X
CEO	6X
EVP or Brand President	4X
SVP	3X

Officers subject to the Fiscal 2015 or 2016 guidelines have five years to accumulate the necessary shares. The five year period begins on the date the officer is promoted to senior vice president or above. If, however, such officer was not previously an employee of the company, then the officer will be provided six years to meet the guideline. Should any of these officers be below the guideline after being in the program for five years (or six, as applicable), they may receive half of any short-term incentives in shares until the guideline is met. Directors have four years to accumulate the necessary shares. Currently no officer or director is out of compliance with the Fiscal 2015 or 2016 guidelines. No officer or director is permitted to hedge the economic ownership of their guideline.

Fiscal 2016 Considerations

The Compensation Committee conducted a detailed review of our compensation programs and benefits in comparison to our operating climate and the market as a whole. The Committee determined that we had the appropriate mix of compensation and benefits in place (cash, short-term incentives, stock options, restricted stock units and 401(k)). The Board did approve a merit increase pool for all team members for the fiscal year.

Retirement Benefits

Savings Plans

Our 401(k) Savings Plan (“401(k) Plan”) and Deferred Income Plan (“Deferred Plan”) are designed to provide the Company’s team members with a competitive tax-deferred long-term savings vehicle. The 401(k) Plan is a qualified 401(k) plan and the Deferred Plan is a non-qualified deferred compensation plan.

• 401(k) Plan

All of our team members, including those who may be classified as highly compensated by the IRS, who have attained the age of twenty-one and completed both one year and one thousand hours of service with the Company are eligible to participate in the 401(k) Plan. We will match 100% of each participant’s contribution for the first 3% of the participant’s base salary and bonus and 50% for the next 2% of the participant’s salary and bonus. All Company contributions vest immediately.

• Deferred Plan

The Deferred Plan is a non-qualified deferred compensation plan for all of our officers, including the named executive officers. Deferred Plan participants elect the percentage of their salary and bonus, not to exceed 50%, they wish to defer into their Deferred Plan account. Deferrals earn a flat rate of interest which is compounded monthly. The interest rate is based on the prime rate on the first business day each November. The interest rate has a collar preventing it from increasing or decreasing more than one percentage point over the previous year.

We do not match executives’ deferrals under the Deferred Plan. Plan liabilities are notionally funded through Corporate Owned Life Insurance policies held within a Rabbi Trust. Trust assets are subject to the claims of the Company’s creditors.

Retiree Medical Benefits

Select officers, including the named executive officers, are eligible to receive retiree medical insurance from us if they meet our definition of retirement (described below in the paragraph of the section entitled “Retirement Definitions and Payouts”). This fully insured policy is paid for by both the retiree and the Company. The cost split between retiree and the Company mimics that of the cost split for our active employees and their medical benefits. Currently, that percentage is approximately 70% of the cost paid by the Company and 30% of the cost paid by the participant. Participants are eligible to receive this coverage until age 65.

Retirement Definitions and Payouts

For those executives who remain with us for their career, we want to ensure they are able to benefit from their contributions to our long-term success. Therefore, we have defined retirement provisions that allow for post-employment benefits. Early retirement is defined as age plus years of service equal 70, with a minimum age of 55. Normal retirement is defined as age plus years of service equal 70, with a minimum age of 60, or age 65 (regardless of service). This definition is applied to all of our equity programs, our retiree medical program, and our Profit Sharing Plan. Listed below are our equity programs and their treatment under early and normal retirement:

	Early Retirement	Normal Retirement
Stock Options	Unvested shares accelerated and remain exercisable for the shorter of 12 months or the expiration date	Unvested shares accelerated and remain exercisable for the shorter of 36 months or the expiration date

Performance Shares	Pro-rated and paid at the end of the measurement period based on actual results	The full award is paid at the end of the measurement period based on actual results

Career Equity	Pro-rated and paid upon retirement	The full award is paid upon retirement

Health and Welfare Benefits

All of our salaried employees are eligible for health and welfare benefits, including the named executive officers. Our salaried employees also receive term life insurance, short-term disability and long-term disability. The level of company-provided coverage for the senior vice presidents and above, including the named executive officers, is at a higher rate than other employees for some company-provided benefits. We have provided detailed information in the chart below for the named executive officers.

Company Paid Benefits for the Named Executive Officers

	Life Insurance	AD&D Insurance	Long-Term Disability	Long-Term Care
Benefit	4× Salary up to $3.5M	2× Salary up to $1M	70% Wage Replacement up to $30K per month	$201 daily benefit amount

Perquisites

We provide our officers with perquisites that are generally intended to promote the officers well-being and efficiency. The Committee reviews the perquisites during our annual benchmarking process for reasonableness and consistency with competitive practice. We currently provide our officers (with the exception of the CEO) with the following perquisites:

•	a car allowance;

•	a financial planning allowance;

•	a dining card;

•	an annual executive physical;

•	an airline club membership;

•	a cell phone allowance; and

•	a health club reimbursement.

The CEO receives only the following perquisites: a dining card and an annual executive physical.

We do not own or lease any aircraft for the benefit of management. Providing perquisites separately, and not rolling them into base salary, ensures those dollars are not included in our calculations for benefits such as life insurance and other programs that use base salary in their calculation such as the Profit Sharing Plan and our 401(k) Plan.

Change in Control

We do not have any change in control agreements in place with any of our officers. However, our stock programs and Profit Sharing Plan do contain change in control provisions. Under our stock option program, in the event of a change in control, the unvested options are accelerated and the optionee has the full remaining term to exercise. We made a change to this provision in our annual grant agreements that took effect in fiscal 2009 and future years where we will only accelerate “in the money” stock options.

Vesting on all unvested restricted shares is also accelerated as of the date of change in control. Under our Performance Share Plan, the participant becomes 100% vested and the relative ranking is established as of the date of the change in control thus ending the measurement period. In no event will less than 100% of the target award be distributed to the participant. This “floor” amount was included to ensure the retention of plan participants through the change-in-control date. As for our Profit Sharing Plan, if a change in control should occur prior to the end of the fiscal year, the participant will be eligible to receive a payment equal to the greater of the payout as calculated under the Plan provisions or their annual target award. Again, the “floor” award is included to ensure retention and to provide the participant the benefit of the doubt when the measurement period is truncated.

Tax Implications

The Committee has considered the impact of Section 162(m) of the Internal Revenue Code. This section disallows a tax deduction for any publicly-held corporation for individual compensation to certain executives of such corporation exceeding $1,000,000 in any taxable year, unless compensation is performance-based. It is the intent of the Company and the Committee to maximize the deductibility of our executives’ compensation whenever possible. However, the Committee does not believe that compensation decisions should be based solely upon the amount of compensation that is deductible for federal income tax purposes. Accordingly, the Committee reserves the right to award compensation that is or could become non-deductible when it believes that such compensation is consistent with our strategic goals and in our best interests. For fiscal year 2015, we believe the annual incentive payments, stock options, and performance shares all qualify for deduction under section 162(m).

Administration of Compensation Program

The Committee’s administration of the executive compensation program is in accordance with the principles outlined at the beginning of this Compensation Discussion and Analysis. The Committee believes that our compensation programs provide the necessary incentives and flexibility to promote our performance-based compensation philosophy while being consistent with our objectives. Our financial performance supports the compensation practices employed during the past year. No member of the Committee serves or previously served as an employee or officer of the Company.

Recoupment Provisions

Our individual plan documents and our grant agreements contain language stating that if the Board of Directors determines any fraud, negligence or intentional misconduct by an Officer was a significant contributing factor to the Company having to restate all or a portion of its financial statements, the Board or Committee shall take, in its discretion, such action as it deems necessary to remedy the misconduct and prevent its recurrence. Further, under Section 304 of Sarbanes-Oxley, if the Company is required to restate its financials due to material noncompliance with any financial reporting requirements as a result of misconduct, the CEO and CFO must reimburse the company for (1) any bonus or other incentive-based or equity-based compensation received during the 36 months following the first public issuance of the non-complying document and (2) any profits realized from the sale of securities of the Company during those 36 months.

Consideration of Prior Amounts Realized

In furtherance of the Company’s philosophy of rewarding executives for future superior performance, prior stock compensation gains (or the lack thereof) are not considered in setting future compensation levels.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted,

COMPENSATION COMMITTEE

ROSENDO G. PARRA (Chair)

JON LUTHER

GEORGE R. MRKONIC

MICHAEL GEORGE

WILLIAM GILES

Compensation Policies and Practices As They Relate to the Company’s Risk Management

We believe that our compensation policies and practices for all team members, including officers, do not create risks that are reasonably likely to have a material adverse effect on the Company. We believe that the Company has appropriate safeguards in place with respect to the compensation programs that assist in mitigating excessive risk-taking that could harm our value or reward poor judgment by our officers and team members. These safeguards include: managing pay opportunities to market levels through peer benchmarking; balancing performance focus between near-term objectives and long-term shareholder value creation; issuing equity awards that vest over multi-year time horizons; capping cash incentive plan payments; maintaining stock ownership guidelines for our executive officers; and no employment agreements. Furthermore, the Compensation Committee retains its own independent compensation consultant to provide input on executive pay matters, meets regularly, and approves all performance goals, award vehicles and pay opportunity levels.

In fiscal 2015, the Compensation Committee reviewed the concept of risk, as it relates to our compensation programs and determined that our programs do not encourage excessive or inappropriate risk. In reaching this conclusion, the Compensation Committee noted that long term incentives are predominately equity based and tied to shareholder returns, market comparisons are used, ownership guidelines are applied, and the majority of variable pay is tied to company performance.

FISCAL 2015 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Wyman T. Roberts	2015	947,307	—	1,620,890	928,370	906,053	—	64,328	4,466,948
CEO & President Chili’s Grill & Bar	2014	889,613	—	1,348,893	773,838	572,110	—	53,467	3,637,921
	2013	657,908	—	1,053,612	829,118	407,039	—	57,057	3,004,734

Thomas J. Edwards, Jr.(6)	2015	106,250	—	939,957	67,457	58,580	—	5,115	1,177,359
EVP, CFO

Marie L. Perry(6)	2015	245,677	26,000	228,371	69,869	93,030	—	35,863	698,810
SVP, Treasurer & Controller	2014	234,403	24,000	128,283	69,888	72,804	—	43,486	572,864
	2013	200,374	—	92,574	35,936	64,988	—	32,644	426,516

Kelli Valade	2015	383,870	—	276,529	69,869	211,643	—	49,577	991,488
EVP & COO Chili’s Grill & Bar	2014	354,571	—	1,276,165	69,888	121,383	—	37,184	1,859,191
	2013	337,472	—	309,890	85,563	118,863	—	40,128	891,916

Roger F. Thomson	2015	570,801	—	405,512	169,692	314,706	1,344	108,930	1,570,985
EVP, Chief Development Officer	2014	567,348	—	705,891	229,648	218,917	—	81,480	1,803,284
	2013	550,886	—	560,079	215,618	232,837	2,514	75,667	1,637,601

Steve Provost	2015	428,722	—	405,512	169,692	256,069	—	48,529	1,308,524
President Maggiano’s Little Italy	2014	419,513	—	405,059	169,744	175,363	—	52,478	1,222,157
	2013	407,340	—	576,235	155,724	186,513	—	53,849	1,379,661

(1)	The amounts shown represent all salary received during fiscal 2015. Our salaries are paid on a bi-weekly basis.

(2)	The amounts shown represent the fair market value at grant date of equity granted to the NEOs in fiscal 2015 as determined pursuant to ASC Topic 718. These amounts do not include any reduction in the value for the possibility of forfeiture.

(3)	The amounts shown were earned under our fiscal 2015 Profit Sharing Plan. Details about the plan can be found in the Compensation Discussion and Analysis under the section titled “Short-Term Incentives” of this Proxy Statement.

(4)	Reflects the above market interest rate paid in the Deferred Plan to the NEOs. The market rate is the applicable federal rate published under IRS Section 1274, Revenue Ruling 2014-16. The rate for June 2015 was 2.96%, June 2014 was 3.71%, and for June 2013 was 2.92%. Our Deferred Plan paid 3.25% in calendar 2015, 3.25% in calendar 2014, and 3.25% in calendar 2013.

(5)	The amounts shown in this column reflect the value of benefits and perquisites provided to the NEOs during the year. These include: car allowance, dining card, taxable travel, financial planning, health club reimbursement, annual physical, phone allowance, life insurance, retiree medical, contributions to the qualified 401(k) plan and vacation buyback, which are listed in the following table:

	All Other Compensation Included in the Summary Compensation Table for Fiscal 2015
Name	Company Matching Contributions to the Qualified 401(k) Savings Plan ($)	Car Allowance ($)	Vacation ($)	Company Provided Life, Retiree Medical, and Long Term Care Insurance Premiums ($)(b)	Other Compensation ($)(c)	Total All Other Compensation ($)
Wyman T. Roberts(a)	10,600	—	—	42,382	11,346	64,328
Thomas J. Edwards, Jr.	—	2,585	—	2,489	41	5,115
Marie L. Perry	10,244	7,200	—	8,992	9,427	35,863
Kelli Valade	10,170	8,400	—	9,567	21,440	49,577
Roger F. Thomson	10,538	9,600	—	70,745	18,047	108,930
Steve Provost	9,896	9,600	—	18,807	10,226	48,529

(a)	Mr. Roberts’ “Other Compensation” only includes amounts for an annual executive physical and dining discounts.

(b)	Represents benefit premiums paid to a third party for Company provided Life Insurance, Long Term Care and Executive Retiree Medical.

(c)	Represents other compensation for value of perquisites and benefits paid directly to or on the NEOs’ behalf for financial planning, annual executive physicals, health club membership, phone allowances and dining discounts.

(6)	Mr. Edwards was appointed as Executive Vice President, Chief Financial Officer as of March 16, 2015, and Ms. Perry resumed her duties as Senior Vice President, Treasurer and Controller on the same day. Ms. Perry was given a one-time bonus of $26,000 in recognition of her interim CFO duties.

Fiscal 2015 Grants of Plan-Based Awards Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Wyman T. Roberts
Performance Shares	8/28/2014				6,126	30,629	53,601				1,491,326
Restricted Stock Units	8/28/2014							2,642			129,564
Stock Options	8/28/2014								79,963	49.04	928,370
Profit Sharing	N/A	493,010	986,019	1,479,029
Thomas J. Edwards, Jr.(5)
Restricted Stock Units(6)	5/7/2015							14,556			799,998
Performance Shares	5/7/2015				452	2,260	3,955				123,306
Restricted Stock Units	5/7/2015							303			16,653
Stock Options	5/7/2015								5,341	54.96	67,457
Profit Sharing	N/A	31,875	63,750	95,625
Marie L. Perry(5)
Restricted Stock Units(6)	5/7/2015							909			49,959
Performance Shares	8/28/2014				446	2,228	3,899				108,481
Restricted Stock Units(6)	8/28/2014							1,019			49,972
Restricted Stock Units	8/28/2014							407			19,959
Stock Options	8/28/2014								6,018	49.04	69,869
Profit Sharing	N/A	49,136	98,271	147,407
Kelli Valade
Performance Shares	8/28/2014				1,013	5,064	8,862				246,566
Restricted Stock Units	8/28/2014							611			29,963
Stock Options	8/28/2014								6,018	49.04	69,869
Profit Sharing	N/A	115,161	230,322	345,483
Roger F. Thomson
Performance Shares	8/28/2014				1,317	6,583	11,520				320,526
Restricted Stock Units	8/28/2014							1,733			84,986
Stock Options	8/28/2014								14,616	49.04	169,692
Profit Sharing	N/A	171,241	342,481	513,722
Steve Provost
Performance Shares	8/28/2014				1,317	6,583	11,520				320,526
Restricted Stock Units	8/28/2014							1,733			84,986
Stock Options	8/28/2014								14,616	49.04	169,692
Profit Sharing	N/A	139,335	278,669	418,004

(1)	The amounts shown in column (c) reflect the minimum payment level under the Company’s Profit Sharing Plan. The minimum award level is 50% of target (d) and the maximum award (e) is 150% of target (d). Threshold is represented with minimum payout of plan, but zero payout is possible if threshold performance measures are not met.

(2)	The amounts in columns (f)–(h) reflect the range of payouts under our Performance Share Plan (detailed in the Compensation Discussion and Analysis under the section titled “Long-Term Incentives” of this Proxy Statement). The August 28, 2014 and May 7, 2015 dates reflect the dates the target awards were established for the performance shares. The actual award will not be earned until the end of fiscal 2017. Threshold is represented with minimum payout of plan, but zero payout is possible if threshold performance measures are not met.

(3)	The amounts listed in column (i) with grant dates of August 28, 2014 and May 7, 2015 reflect the number of shares granted to the NEOs under our Career Equity Program. The shares are granted annually based on a target value and vest upon retirement. Details of the program can be found in the Compensation Discussion and Analysis under the section titled “Long-Term Incentives” of this Proxy Statement. The only awards in this column that are not Career Equity are the retention grants for Mr. Edwards and Ms. Perry, which are also referenced in footnote (6).

(4)	The amounts shown represent the fair market value at grant date for financial reporting purposes in fiscal 2015 of stock awards as determined pursuant to ASC Topic 718.

(5)	Mr. Edwards was appointed as Executive Vice President, Chief Financial Officer as of March 16, 2015, and Ms. Perry resumed her duties as Senior Vice President, Treasurer and Controller on the same day.

(6)	The restricted stock units with grant dates of August 28, 2014 and May 7, 2015 were one-time retention grants that vest after three years.

Fiscal 2015 Outstanding Equity Awards at Fiscal Year-End Table

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#)(1) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Wyman T. Roberts		79,963		49.04	8/28/2022	2,642		152,047	30,629	1,762,699
	12,401	37,204		40.76	8/29/2021	2,649		152,450	33,466	1,925,968
	25,000	25,000		31.97	1/2/2021	5,695		327,747	17,500	1,007,125
	7,875	7,875		34.82	8/30/2020	6,565		377,816
	15,000	5,000		21.79	8/25/2019	1,500		86,325
	40,000			15.83	8/26/2018	2,000		115,100
	20,000			14.79	8/27/2017	2,000		115,100
	20,000			19.12	8/28/2016	2,000		115,100
						1,500		86,325

Thomas J. Edwards, Jr.(5)		5,341		54.96	5/7/2023	303		17,438	2,260	130,063
						14,556	(6)	837,698

Marie L. Perry(5)		6,018		49.04	8/28/2022	407		23,423	2,228	128,221
	1,120	3,360		40.76	8/29/2021	909	(6)	52,313	2,921	168,104
	1,312	1,313		34.82	8/30/2020	1,019	(6)	58,643	2,188	125,919
	2,625	875		21.79	8/25/2019	490		28,200
	1,000			19.58	10/20/2018	350		20,143
	4,000			15.83	8/26/2018	400		23,020
	4,853			14.79	8/27/2017	800		46,040
	3,000			19.12	8/28/2016	800		46,040
						800		46,040
						800		46,040
						500		28,775

Kelli Valade		6,018		49.04	8/28/2022	611		35,163	5,064	291,433
	1,120	3,360		40.76	8/29/2021	19,240	(6)	1,107,262	6,640	382,132
	3,125	3,125		34.82	8/30/2020	6,413	(7)	369,068	7,250	417,238
	4,500	1,500		21.79	8/25/2019	736		42,357
	10,000			15.83	8/26/2018	1,250		71,938
	10,500			14.79	8/27/2017	800		46,040
						1,500		86,325
						1,500		86,325
						1,500		86,325
						500		28,775

Roger F. Thomson		14,616		49.04	8/28/2022	1,733		99,734	6,583	378,852
	3,680	11,041		40.76	8/29/2021	2,821		162,349	15,936	917,117
	7,875	7,875		34.82	8/30/2020	1,313		75,563	14,000	805,700
	14,952	5,000		21.79	8/25/2019	1,500		86,325
	7,500			15.83	8/26/2018	2,000		115,100
	661			14.79	8/27/2017	2,000		115,100
						2,000		115,100
						1,500		86,325

Steve Provost		14,616		49.04	8/28/2022	1,733		99,734	6,583	378,852
	2,720	8,161		40.76	8/29/2021	2,085		119,992	8,632	496,772
	5,687	5,688		34.82	8/30/2020	5,470		314,799	10,500	604,275
	12,375	4,125		21.79	8/25/2019	1,250		71,938
	10,000			15.83	8/26/2018	2,000		115,100
	2,750			14.79	8/27/2017	1,500		86,325
	1,500			17.77	5/4/2017	1,000		57,550

Fiscal 2015 Outstanding Equity Awards at Fiscal Year-End Table

(Footnotes)

(1)	Unvested options vest 25% per year for four years and have an eight year life.

(2)	The awards listed in this column for all NEOs are for our Career Equity program (details can be found in the Compensation Discussion and Analysis under the section entitled “Long-Term Incentives”). The only awards in this column that are not Career Equity are the retention grants for Mr. Edwards, Ms. Perry and Ms. Valade, which are also referenced in footnote (6).

(3)	Restricted stock and restricted stock units are valued at the closing price of the Company’s common stock as of the end of our fiscal year ended June 24, 2015.

(4)	The grants in this column for all the NEOs reflect target awards under the F15-F17, F14-F16 and F13-F15 Performance Share Plan respectively. The F13-F15 award paid out on 8/11/15 at 125% of target. Mr. Roberts received 21,875 shares rather than the 17,500 shares listed, Ms. Perry received 2,735 shares rather than the 2,188 shares listed, Ms. Valade received 9,063 shares rather than the 7,250 shares listed, Mr. Thomson received 17,500 shares rather than the 14,000 shares listed, and Mr. Provost received 13,125 shares rather than the 10,500 shares listed.

(5)	Mr. Edwards was appointed as Executive Vice President, Chief Financial Officer as of March 16, 2015, and Ms. Perry resumed her duties as Senior Vice President, Treasurer and Controller on the same day.

(6)	For Mr. Edwards and Ms. Perry, this is a one-time retention grant that vests after three years. For Ms. Valade, this is a one-time retention grant that vests after five years.

(7)	This is a one-time grant under our Career Equity program (details can be found in the Compensation Discussion and Analysis under the section entitled “Long-Term Incentives”).

FISCAL 2015 OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Wyman T. Roberts	21,899	708,735	34,980	1,610,829
Thomas J. Edwards, Jr.(4)	—	—	—	—
Marie L. Perry(4)	8,458	215,796	4,125	189,956
Kelli Valade	30,252	977,141	9,900	455,895
Roger F. Thomson	13,137	571,964	27,225	1,253,711
Steve Provost	—	—	26,730	1,230,917

(1)	Reflects the difference between the market price of our common stock at the date and time of exercise and the exercise price of the option.

(2)	Reflects the vesting of restricted stock units under the F12-F14 Performance Share Plan.

(3)	The value realized is based upon the fair market value of our common stock on the date of vesting multiplied by the number of shares/units which vested.

(4)	Mr. Edwards was appointed as Executive Vice President, Chief Financial Officer as of March 16, 2015, and Ms. Perry resumed her duties as Senior Vice President, Treasurer and Controller on the same day.

FISCAL 2015 NONQUALIFIED DEFERRED COMPENSATION TABLE

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Wyman T. Roberts	—	—	—	—	—
Thomas J. Edwards, Jr.(3)	—	—	—	—	—
Marie L. Perry(3)	—	—	—	—	—
Kelli Valade	—	—	—	—	—
Roger F. Thomson	—	—	14,858	—	465,287
Steve Provost	—	—	—	—	—

(1)	Messrs. Roberts, Edwards and Provost and Mms. Perry and Valade do not participate in the program. Mr. Thomson participated in the program through December 2011.

(2)	Our Non-qualified Deferred Compensation program pays a fixed rate of interest on participants’ deferrals. For deferrals in calendar year 2014, the rate paid was 3.25%. Deferrals in calendar year 2015 earned interest at the rate of 3.25%.

(3)	Mr. Edwards was appointed as Executive Vice President, Chief Financial Officer as of March 16, 2015, and Ms. Perry resumed her duties as Senior Vice President, Treasurer and Controller on the same day.

FISCAL 2015 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL FOR

WYMAN T. ROBERTS(1)

Benefits and Payments Upon Separation	Voluntary Resignation ($)	Retirement	Involuntary Not For Cause Termination(4)	For Cause Termination	Change in Control	Disability(7)	Death(7)
Cash Compensation
Cash Severance(2)	—	—	800,000	—	800,000	—	—
Profit Sharing(3)	—	—	—	—	986,019	906,053	906,053

Equity Compensation(5)
Stock Options	—	—	1,792,075	—	2,302,439	2,302,439	2,302,439
Performance Shares(6)	—	—	3,130,451	—	4,947,573	4,947,573	4,947,573
Restricted Stock	—	—	764,005	—	1,528,010	1,528,010	1,528,010

Benefits & Perquisites
Deferred Savings Plan	—	—	—	—	—	—	—
Retiree Medical	—	—	—	—	—	—	—
Life Insurance(8)	—	—	—	—	—	—	3,500,000
Disability Insurance(9)	—	—	—	—	—	1,440,000	—
Accrued Vacation	—	—	—	—	—	—	—

Total	—	—	6,486,531	—	10,564,041	11,124,075	13,184,075

(1)	Mr. Roberts is not eligible for retirement as of the last day of the fiscal year.

(2)	Severance payments are based on tenure. Mr. Roberts would be eligible for severance equal to ten months of salary.

(3)	The profit sharing award shown was earned for fiscal 2015, but is unpaid as of the last day of the fiscal year under all scenarios except for Change in Control. Our profit sharing plan states that no less than a target award will be paid in the event of a change in control.

(4)	In this scenario Mr. Roberts is able to retain his fiscal 2012, 2013 and 2014 option awards, a pro-rata portion of his fiscal 2015 option award, a pro-rata portion of his performance share awards and a pro-rata portion of his career equity awards.

(5)	The amounts shown here do not include the value of any vested equity awards. For more information on Mr. Roberts’ equity awards, please see the Fiscal 2015 Outstanding Equity Awards at Fiscal Year-End table.

(6)	Under all of the scenarios listed, the fiscal 2013 performance shares reflect a payout of 125% (which was earned but unpaid as of the last day of the fiscal year) and a target payout for fiscal 2014 and 2015 awards.

(7)	Under our death and disability provisions Mr. Roberts would retain his unvested equity.

(8)	The Company provides term life insurance for the NEOs at four times base salary with a maximum benefit of $3,500,000.

(9)	Amount listed assumes that Mr. Roberts would be on Short Term Disability for nine months (the coverage allowed under our plan based on tenure) and then Long Term Disability for two years.

FISCAL 2015 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL FOR

THOMAS J. EDWARDS, JR.(1)(10)

Benefits and Payments Upon Separation	Voluntary Resignation ($)	Retirement	Involuntary Not For Cause Termination(4)	For Cause Termination	Change in Control	Disability(7)	Death(7)
Cash Compensation
Cash Severance(2)	—	—	35,417	—	35,417	—	—
Profit Sharing(3)	—	—	—	—	63,750	58,580	58,580

Equity Compensation(5)
Stock Options	—	—	3,458	—	13,833	13,833	13,833
Performance Shares(6)	—	—	43,354	—	130,063	130,063	130,063
Restricted Stock	—	—	—	—	855,135	855,135	855,135

Benefits & Perquisites
Deferred Savings Plan	—	—	—	—	—	—	—
Retiree Medical	—	—	—	—	—	—	—
Life Insurance(8)	—	—	—	—	—	—	1,700,000
Disability Insurance(9)	—	—	—	—	—	630,417	—
Accrued Vacation	—	—	—	—	—	—	—

Total	—	—	82,229	—	1,098,198	1,688,028	2,757,611

(1)	Mr. Edwards is not eligible for retirement as of the last day of the fiscal year.

(2)	Severance payments are based on tenure. Mr. Edwards would be eligible for a severance equal to one month of salary.

(3)	The profit sharing award shown was earned for fiscal 2015, but is unpaid as of the last day of the fiscal year under all scenarios except for Change in Control. Our profit sharing plan states that no less than a target award will be paid in the event of a change in control.

(4)	In this scenario Mr. Edwards is able to retain a pro-rata portion of his fiscal 2015 option award and performance share award, but none of his retention or career equity awards. Mr. Edwards is only able to retain the 2015 one-time retention award under the Change in Control, Disability and Death scenarios.

(5)	The amounts shown here do not include the value of any vested equity awards. For more information on Mr. Edwards’s equity awards, please see the Fiscal 2015 Outstanding Equity Awards at Fiscal Year-End table.

(6)	Under all of the scenarios listed, the fiscal 2015 performance shares reflect a target payout.

(7)	Under our death and disability provisions Mr. Edwards would retain his unvested equity.

(8)	The Company provides term life insurance for the NEOs at four times base salary with a maximum benefit of $3,500,000.

(9)	Amount listed assumes that Mr. Edwards would be on Short Term Disability for one month (the coverage allowed under our plan based on tenure) and then Long Term Disability for two years.

(10)	Mr. Edwards became Executive Vice President, Chief Financial Officer as of March 16, 2015.

FISCAL 2015 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL FOR

MARIE L. PERRY(1)(10)

Benefits and Payments Upon Separation	Voluntary Resignation ($)	Retirement	Involuntary Not For Cause Termination(4)	For Cause Termination	Change in Control	Disability(7)	Death(7)
Cash Compensation
Cash Severance(2)	—	—	226,600	—	226,600	—	—
Profit Sharing(3)	—	—	—	—	98,271	93,030	93,030

Equity Compensation(5)
Stock Options	—	—	130,352	—	168,762	168,762	168,762
Performance Shares(6)	—	—	312,208	—	453,724	453,724	453,724
Restricted Stock	—	—	153,861	—	418,677	418,677	418,677

Benefits & Perquisites
Deferred Savings Plan	—	—	—	—	—	—	—
Retiree Medical	—	—	—	—	—	—	—
Life Insurance(8)	—	—	—	—	—	—	988,800
Disability Insurance(9)	—	—	—	—	—	531,480	—
Accrued Vacation	—	—	—	—	—	—	—

Total	—	—	823,021	—	1,366,034	1,665,673	2,122,993

(1)	Ms. Perry is not eligible for retirement as of the last day of the fiscal year.

(2)	Severance payments are based on tenure. Ms. Perry would be eligible for a severance equal to eleven months of salary.

(3)	The profit sharing award shown was earned for fiscal 2015, but is unpaid as of the last day of the fiscal year under all scenarios except for Change in Control. Our profit sharing plan states that no less than a target award will be paid in the event of a change in control.

(4)	In this scenario Ms. Perry is able to retain her fiscal 2012, 2013 and 2014 option awards, a pro-rata portion of her fiscal 2015 option award, a pro-rata portion of her performance share awards and a pro-rata portion of her career equity awards. Ms. Perry is only able to retain the 2015 one-time retention awards under the Change in Control, Disability and Death scenarios.

(5)	The amounts shown here do not include the value of any vested equity awards. For more information on Ms. Perry’s equity awards, please see the Fiscal 2015 Outstanding Equity Awards at Fiscal Year-End table.

(6)	Under all of the scenarios listed, the fiscal 2013 performance shares reflect a payout of 125% (which was earned but unpaid as of the last day of the fiscal year) and a target payout for fiscal 2014 and 2015 awards.

(7)	Under our death and disability provisions Ms. Perry would retain her unvested equity.

(8)	The Company provides term life insurance for the NEOs at four times base salary with a maximum benefit of $3,500,000.

(9)	Amount listed assumes that Ms. Perry would be on Short Term Disability for nine months (the maximum coverage allowed under our plan based on tenure) and then Long Term Disability for two years.

(10)	Ms. Perry was appointed Chief Financial Officer on an interim basis on March 6, 2014, and served in this role until Mr. Edwards was appointed Executive Vice President, Chief Financial Officer as of March 16, 2015.

FISCAL 2015 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL FOR

KELLI VALADE(1)

Benefits and Payments Upon Separation	Voluntary Resignation ($)	Retirement	Involuntary Not For Cause Termination(4)	For Cause Termination	Change in Control	Disability(7)	Death(7)
Cash Compensation
Cash Severance(2)	—	—	386,250	—	386,250	—	—
Profit Sharing(3)	—	—	—	—	230,322	211,643	211,643

Equity Compensation(5)
Stock Options	—	—	193,888	—	232,298	232,298	232,298
Performance Shares(6)	—	—	873,447	—	1,195,113	1,195,113	1,195,113
Restricted Stock	—	—	426,158	—	1,959,578	1,959,578	1,959,578

Benefits & Perquisites
Deferred Savings Plan	—	—	—	—	—	—	—
Retiree Medical	—	—	—	—	—	—	—
Life Insurance(8)	—	—	—	—	—	—	1,545,000
Disability Insurance(9)	—	—	—	—	—	830,438	—
Accrued Vacation	—	—	—	—	—	—	—

Total	—	—	1,879,743	—	4,003,561	4,429,070	5,143,632

(1)	Ms. Valade is not eligible for retirement as of the last day of the fiscal year.

(2)	Severance payments are based on tenure. Ms. Valade would be eligible for the maximum severance payment of twelve months of salary.

(3)	The profit sharing award shown was earned for fiscal 2015, but is unpaid as of the last day of the fiscal year under all scenarios except for Change in Control. Our profit sharing plan states that no less than a target award will be paid in the event of a change in control.

(4)	In this scenario Ms. Valade is able to retain her fiscal 2012, 2013 and 2014 option awards, a pro-rata portion of her fiscal 2015 option award, a pro-rata portion of her performance share awards and a pro-rata portion of her career equity awards. Ms. Valade is only able to retain the 2014 one-time retention award under the Change in Control, Disability and Death scenarios.

(5)	The amounts shown here do not include the value of any vested equity awards. For more information on Ms. Valade’s equity awards, please see the Fiscal 2015 Outstanding Equity Awards at Fiscal Year-End table.

(6)	Under all of the scenarios listed, the fiscal 2013 performance shares reflect a payout of 125% (which was earned but unpaid as of the last day of the fiscal year) and a target payout for fiscal 2014 and 2015 awards.

(7)	Under our death and disability provisions Ms. Valade would retain her unvested equity.

(8)	The Company provides term life insurance for the NEOs at four times base salary with a maximum benefit of $3,500,000.

(9)	Amount listed assumes that Ms. Valade would be on Short Term Disability for nine months (the maximum coverage allowed under our plan based on tenure) and then Long Term Disability for two years.

FISCAL 2015 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL FOR

ROGER F. THOMSON(1)

Benefits and Payments Upon Separation	Voluntary Resignation ($)	Retirement	Involuntary Not For Cause Termination	For Cause Termination	Change in Control	Disability(6)	Death(6)
Cash Compensation
Cash Severance(2)	—	—	570,801	—	570,801	—	—
Profit Sharing(3)	314,706	314,706	314,706	—	342,481	314,706	314,706

Equity Compensation(4)
Stock Options	667,559	667,559	667,559	—	667,559	667,559	667,559
Performance Shares(5)	2,303,094	2,303,094	2,303,094	—	2,303,094	2,303,094	2,303,094
Restricted Stock	855,596	855,596	855,596	—	855,596	855,596	855,596

Benefits & Perquisites
Deferred Savings Plan	—	—	—	—	—	—	—
Retiree Medical	1,037	1,037	1,037	—	1,037	1,037	—
Life Insurance(7)	—	—	—	—	—	—	2,283,204
Disability Insurance(8)	—	—	—	—	—	1,148,101	—
Accrued Vacation	—	—	—	—	—	—	—

Total	4,141,992	4,141,992	4,712,793	—	4,740,568	5,290,093	6,424,159

(1)	Mr. Thomson is eligible for retirement as of the last day of the fiscal year. It is assumed under any of the scenarios listed (excluding death and disability) he would retire from the company.

(2)	Severance payments are based on tenure. Mr. Thomson would be eligible for the maximum severance payment of twelve months of salary.

(3)	The profit sharing award shown was earned for fiscal 2015, but is unpaid as of the last day of the fiscal year under all scenarios except for Change in Control. Our profit sharing plan states that no less than a target award will be paid in the event of a change in control.

(4)	Under our retirement provisions, Mr. Thomson is able to retain:

•	All of his unvested stock options;

•	All of his performance shares; and

•	All of his career equity.

The amounts shown here do not include the value of any vested equity awards. For more information on Mr. Thomson’s equity awards, please see the Fiscal 2015 Outstanding Equity Awards at Fiscal Year-End table.

(5)	Under all of the scenarios listed, the fiscal 2013 performance shares reflect a payout of 125% (which was earned but unpaid as of the last day of the fiscal year) and a target payout for fiscal 2014 and 2015 awards.

(6)	Under our death and disability provisions Mr. Thomson would retain his unvested equity.

(7)	The Company provides term life insurance for the NEOs at four times base salary with a maximum benefit of $3,500,000.

(8)	Amount listed assumes that Mr. Thomson would be on Short Term Disability for nine months (the maximum allowed under our plan based on tenure) and then Long Term Disability for two years.

FISCAL 2015 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL FOR

STEVE PROVOST(1)

Benefits and Payments Upon Separation	Voluntary Resignation ($)	Retirement	Involuntary Not For Cause Termination(4)	For Cause Termination	Change in Control	Disability(7)	Death(7)
Cash Compensation
Cash Severance(2)	—	—	215,254	—	215,254	—	—
Profit Sharing(3)	—	—	—	—	278,669	256,069	256,069

Equity Compensation(5)
Stock Options	—	—	444,917	—	538,203	538,203	538,203
Performance Shares(6)	—	—	1,212,809	—	1,630,968	1,630,968	1,630,968
Restricted Stock	—	—	432,719	—	865,438	865,438	865,438

Benefits & Perquisites
Deferred Savings Plan	—	—	—	—	—	—	—
Retiree Medical	—	—	—	—	—	—	—
Life Insurance(8)	—	—	—	—	—	—	1,722,028
Disability Insurance(9)	—	—	—	—	—	817,963	—
Accrued Vacation	—	—	—	—	—	—	—

Total	—	—	2,305,699	—	3,528,532	4,108,641	5,012,706

(1)	Mr. Provost is not eligible for retirement as of the last day of the fiscal year.

(2)	Severance payments are based on tenure. Mr. Provost would be eligible for a severance payment of six months of salary.

(3)	The profit sharing award shown was earned for fiscal 2015, but is unpaid as of the last day of the fiscal year under all scenarios except for Change in Control. Our profit sharing plan states that no less than a target award will be paid in the event of a change in control.

(4)	In this scenario Mr. Provost is able to retain his fiscal 2012, 2013 and 2014 option awards, a pro-rata portion of his fiscal 2015 option award, a pro-rata portion of his performance share awards and a pro-rata portion of his career equity awards.

(5)	The amounts shown here do not include the value of any vested equity awards. For more information on Mr. Provost’s equity awards, please see the Fiscal 2015 Outstanding Equity Awards at Fiscal Year-End table.

(6)	Under all of the scenarios listed, the fiscal 2013 performance shares reflect a payout of 125% (which was earned but unpaid as of the last day of the fiscal year) and a target payout for fiscal 2014 and 2015 awards.

(7)	Under our death and disability provisions Mr. Provost would retain his unvested equity.

(8)	The Company provides term life insurance for the NEOs at four times base salary with a maximum benefit of $3,500,000.

(9)	Amount listed assumes that Mr. Provost would be on Short Term Disability for six months (the coverage allowed under our plan based on tenure) and then Long Term Disability for two years.

REPORT OF THE AUDIT COMMITTEE

In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and financial reporting practices. Our management is responsible for our internal controls and the financial reporting process. KPMG LLP, our independent registered public accounting firm, is responsible for performing independent audits of our consolidated financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). The Audit Committee’s responsibility is to monitor and oversee these processes. The Audit Committee also is responsible for the selection of our independent registered public accounting firm. The Audit Committee is composed solely of independent directors who are qualified for service under NYSE listing standards and SEC rules.

In this context, the Audit Committee held discussions with our management regarding our audited consolidated financial statements. Our management represented to the Audit Committee that our audited consolidated financial statements were prepared in accordance with generally accepted accounting principles. Such discussions also involved an evaluation of the independence of KPMG LLP. The Audit Committee reviewed and discussed the audited consolidated financial statements with both management and KPMG LLP. The Audit Committee also discussed with KPMG LLP the matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 16 (Communications with Audit Committees). The Audit Committee received the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB and discussed with KPMG LLP their independence in connection with their audit of our consolidated financial statements.

Based on the discussions with KPMG LLP concerning the audit, the independence discussions, and the financial statement review, and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board that the consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended June 24, 2015 for filing with the SEC. The Audit Committee approved the appointment of KPMG LLP as our independent registered public accounting firm for the 2015 fiscal year.

Further, in accordance with its written charter, the Audit Committee is responsible for discussions with management relating to the Company’s processes to monitor and minimize significant risks and exposures. During Fiscal 2015, the Audit Committee reviewed and discussed with management progress on the Company’s enterprise risk management processes including the evaluation of identified risks and alignment of Company processes to manage the risks within the Company’s approved strategies.

Respectfully submitted,

AUDIT COMMITTEE

GEORGE R. MRKONIC (Chair)

WILLIAM GILES

HARRIET EDELMAN

GERARDO LOPEZ

MICHAEL GEORGE

STOCK OWNERSHIP OF CERTAIN PERSONS

The following table shows the beneficial ownership of our common stock as of August 10, 2015 by (a) all persons known by us to beneficially own more than 5% of our common stock as of such date, (b) each present director, including present directors being considered for election at the annual meeting, (c) the named executive officers, and (d) all executive officers and directors as a group.

Name	Number of Shares of Common Stock Beneficially Owned as of August 10, 2015		Number Attributable to Options Exercisable Within 60 Days of August 10, 2015		Percent(11)
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	4,574,407	(1)	—	(5)	7.61%
BlackRock, Inc. 55 East 52nd Street New York, NY 10022	4,382,108	(2)	—	(5)	7.29%
JPMorgan Chase & Co. 270 Park Avenue New York, NY 10017	3,168,409	(3)	—	(5)	5.27%
Neuberger Berman Group LLC Neuberger Berman LLC 605 Third Avenue New York, NY 10158	3,140,791	(4)	—	(5)	5.23%
Directors(6)
Elaine Boltz	1,364	(7)	—	(8)	*
Joseph M. DePinto	40,568	(7)	—	(8)	*
Harriet Edelman	21,128	(7)	—	(8)	*
Michael A. George	17,442	(7)	—	(8)	*
William T. Giles	13,442	(7)	—	(8)	*
Gerardo I. Lopez	7,442	(7)	—	(8)	*
Jon L. Luther	14,636	(7)	—	(8)	*
George R. Mrkonic	31,288	(7)	—	(8)	*
Rosendo G. Parra	46,324	(7)	—	(8)	*
Jose Luis Prado	885	(7)	—	(8)	*
Wyman T. Roberts	264,851	(7)	181,604	(8)	*

Named Executive Officers(6)(9)
Thomas J. Edwards, Jr.	14,556	(7)	—	(10)	*
Steve Provost	89,805	(7)	48,375	(10)	*
Roger F. Thomson	144,980	(7)	50,939	(10)	*
Kelli Valade	83,766	(7)	34,931	(10)	*
All Executive Officers and Directors as a Group (20 persons)	970,741	(7)	393,959	(10)	*

*	Less than 1%.

(1)	Based on information contained in Schedule 13G dated February 9, 2015, filed on February 11, 2015. The Schedule 13G reported that The Vanguard Group, Inc. owned 4,574,407 shares of common stock, and had sole dispositive power over 4,536,904 shares of common stock, shared dispositive power over 37,503 shares of common stock, and sole voting power over 42,903 shares of common stock.

(2)	Based on information contained in Schedule 13G dated January 12, 2015, filed on February 9, 2015. The Schedule 13G reported that BlackRock, Inc. owned and had sole dispositive power over 4,382,108 shares of common stock and had sole voting power over 4,114,309 shares of common stock.

(3)	Based on information contained in Schedule 13G dated January 8, 2015, filed on January 8, 2015. The Schedule 13G reported that JPMorgan Chase & Co. owned 3,168,409 shares of common stock, and had sole dispositive power over 3,129,297 shares of common stock, shared dispositive power over 38,296 shares of common stock, sole voting power over 2,820,484 shares of common stock and shared voting power over 36,111 shares of common stock.

(4)	Based on information contained in Schedule 13G dated February 12, 2015, filed on February 12, 2015. The Schedule 13G reported that Neuberger Berman Group LLC owned and had shared dispositive power over 3,140,791 shares of common stock and had shared voting power over 3,132,791 shares of common stock.

(5)	Not Applicable.

(6)	We determined beneficial ownership in accordance with the rules of the SEC. Except as noted, and except for any community property interests owned by spouses, the listed individuals have sole investment power and sole voting power as to all shares of stock of which they are identified as being the beneficial owners.

(7)	Our list includes shares of common stock which may be acquired by exercise of options vested, or vesting within 60 days of August 10, 2015, under one of the following plans: i) Stock Option and Incentive Plan and ii) 1999 Stock Option and Incentive Plan for Non-Employee Directors and Consultants, as applicable.

(8)	Mr. Roberts owns 295,318 stock options, 181,604 of which have vested, or will vest, within 60 days of August 10, 2015. Messrs. DePinto, George, Giles, Lopez, Luther, Mrkonic, Parra and Prado, and Mms. Boltz and Edelman own no stock options.

(9)	In addition to Mr. Roberts who serves as a director.

(10)	Mr. Edwards owns 5,341 stock options, none of which have vested, or will vest, within 60 days of August 10, 2015. Mr. Provost owns 67,622 stock options, 48,375 of which have vested, or will vest, within 60 days of August 10, 2015. Mr. Thomson owns 73,200 stock options, 50,939 of which have vested, or will vest, within 60 days of August 10, 2015. Ms. Valade owns 43,248 stock options, 34,931 of which have vested, or will vest, within 60 days of August 10, 2015. All Executive Officers and Directors as a Group own 601,634 stock options, 393,959 of which have vested, or will vest, within 60 days of August 10, 2015.

(11)	This percentage is based on number of outstanding shares of common stock as of August 10, 2015 (60,105,325 shares).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, our directors and executive officers, and persons who own more than 10% of our common stock are required to report their initial ownership of our common stock and any subsequent changes in that ownership to the SEC and to furnish us with copies of all such reports. Based on our review of the reports we received and other written communications, we believe that all filing requirements were satisfied during fiscal 2015.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

It is our policy, where possible, to avoid transactions (except those which are employment related) with officers, directors, and affiliates. If we believe we should enter into any such transactions, we will do so on terms no less favorable to us than we could obtain from third parties, and such transactions will be approved by a majority of the disinterested directors of the Company. Except as noted below, there were no transactions required to be reported.

During fiscal 2015, we employed no family member of our executive officers of directors.

MISCELLANEOUS

The Annual Report to Shareholders of the Company, including our Form 10-K for the fiscal year ended June 24, 2015, accompanying this Proxy Statement is not deemed to be a part of the Proxy Statement.

By Order of the Board of Directors,

SCARLETT MAY

Secretary

Dallas, Texas

September 14, 2015

BRINKER INTERNATIONAL, INC. 6820 LBJ FREEWAY DALLAS, TX 75240	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by Brinker International, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR each of the following nominees:

1	Election of Directors
	Nominees:	For	Against	Abstain		For	Against	Abstain
	01 Elaine M. Boltz	☐	☐	☐	06 Gerardo I. Lopez	☐	☐	☐
	02 Joseph M. DePinto	☐	☐	☐	07 Jon L. Luther	☐	☐	☐
	03 Harriet Edelman	☐	☐	☐	08 George R. Mrkonic	☐	☐	☐
	04 Michael A. George	☐	☐	☐	09 Jose Luis Prado	☐	☐	☐
	05 William T. Giles	☐	☐	☐	10 Wyman T. Roberts	☐	☐	☐
The Board of Directors recommends you vote FOR proposals 2, 3 and 4.										For	Against	Abstain
2	The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal 2016 year.									☐	☐	☐
3	To approve, by non-binding vote, executive compensation.									☐	☐	☐
4	To re-approve profit sharing plan.									☐	☐	☐
NOTE: IN THE DISCRETION OF THE PROXIES, ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.
For address change/comments, mark here. (see reverse for instructions)					☐
Please indicate if you plan to attend this meeting				☐	☐
				Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date							Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice & Proxy Statement, 10K-Wrap is/are available at www.proxyvote.com.

BRINKER INTERNATIONAL, INC.

PROXY

The undersigned hereby (a) acknowledges receipt of the notice of Annual Meeting of Shareholders of Brinker International, Inc. (the “Company”) to be held at the Brinker International Inc. principal executive office campus, in the building located at 6700 LBJ Freeway, Dallas, Texas 75240 on Thursday, October 29, 2015, at 9:00 a.m., CDT, and the Proxy Statement in connection therewith, and (b) appoints Wyman T. Roberts and Bryan D. McCrory, and each of them, as the undersigned’s proxies with full power of substitution and revocation, for and in the name, place and stead of the undersigned, to vote upon and act with respect to all of the shares of Common Stock of the Company standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act at said meeting or at any adjournment thereof, and the undersigned directs that the undersigned’s proxy be voted as shown on the reverse side hereof or as directed via Telephone or Internet.

If more than one of the proxies shall be present in person or by substitute at the meeting or any adjournment thereof, all of said proxies so present and voting, either in person or by substitute, shall exercise all of the powers hereby given or given via Telephone or Internet.

The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that said proxies, their substitutes, or any of them, may lawfully do by virtue hereof.

THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE OR BY TELEPHONE OR INTERNET.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side

*** Exercise Your Right to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to Be Held on October 29, 2015

Meeting Information
BRINKER INTERNATIONAL, INC.	Meeting Type: Annual Meeting
For holders as of: September 2, 2015
Date: October 29, 2015 Time: 9:00 AM CDT
BRINKER INTERNATIONAL, INC. 6820 LBJ FREEWAY DALLAS, TX 75240	Location: Brinker International Inc. Principal Executive Office 6700 LBJ Freeway Dallas, Texas 75240
You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.
See the reverse side of this notice to obtain proxy materials and voting instructions.

— Before You Vote — How to Access the Proxy Materials
Proxy Materials Available to VIEW or RECEIVE:
1. Notice & Proxy Statement 2. 10K-Wrap
How to View Online:
Have the information that is printed in the box marked by the arrow (located on the following page) and visit: www.proxyvote.com.
How to Request and Receive a PAPER or E-MAIL Copy:
If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:
1) BY INTERNET:	www.proxyvote.com
2) BY TELEPHONE:	1-800-579-1639
3) BY E-MAIL*:	sendmaterial@proxyvote.com
* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before October 15, 2015 to facilitate timely delivery.

— How To Vote — Please Choose One of the Following Voting Methods

Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Voting items
The Board of Directors recommends you vote FOR each of the following nominees:

1	Election of Directors

Nominees
	01 Elaine M. Boltz	06 Gerardo I. Lopez
	02 Joseph M. DePinto	07 Jon L. Luther
	03 Harriet Edelman	08 George R. Mrkonic
	04 Michael A. George	09 Jose Luis Prado
	05 William T. Giles	10 Wyman T. Roberts

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

2	The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal 2016 year.

3	To approve, by non-binding vote, executive compensation.

4	To re-approve Profit Sharing Plan.

NOTE: IN THE DISCRETION OF THE PROXIES, ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.